EXHIBIT (a)(1)(i)
OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK OF
ERIE FAMILY LIFE INSURANCE COMPANY
AT $32.00 PER SHARE
BY ERIE ACQUISITION INC.,
WHICH IS WHOLLY OWNED BY
ERIE INDEMNITY COMPANY AND ERIE INSURANCE EXCHANGE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON WEDNESDAY, MAY 24, 2006, UNLESS THE OFFER IS EXTENDED.
     Erie Acquisition Inc., which is owned 21.6% by Erie Indemnity Company and 78.4% by Erie Insurance Exchange, hereby offers to purchase all 2,350,538 shares of common stock of Erie Family Life Insurance Company, or “EFL,” owned by shareholders other than Erie Indemnity Company, or “Erie Indemnity,” and Erie Insurance Exchange, or the “Exchange,” at a price of $32.00 per share in cash, without interest, on the terms, and subject to the conditions, specified in this Offer to Purchase and the related Letter of Transmittal. This offer is conditioned on, among other things, the tender of a majority of the shares of EFL common stock owned by EFL shareholders other than shares owned by Erie Indemnity, the Exchange, the executive officers and directors of Erie Indemnity and the Erie Insurance Group Pension Plan for Employees. Erie Indemnity and the Exchange currently own 21.6% and 53.5%, respectively, of the outstanding common stock of EFL. The tender offer is also subject to certain other conditions described in Section 11, “The Offer — Certain Conditions of the Offer.” The tender offer is not conditioned on Erie Indemnity or the Exchange obtaining any financing or the approval of EFL’s board of directors. If the tender offer is successful, Erie Acquisition Inc. will own more than 80% of the outstanding common stock of EFL, and will effect a subsequent merger pursuant to which Erie Acquisition Inc. will merge with and into EFL so that Erie Indemnity and the Exchange will own all of EFL’s outstanding shares.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TENDER OFFER OR THE SUBSEQUENT MERGER OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TENDER OFFER OR THE SUBSEQUENT MERGER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IMPORTANT
     Any EFL shareholder desiring to tender all or any portion of such shareholder’s EFL shares should, as applicable, (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such facsimile with such shareholder’s certificates for the tendered EFL shares and any other required documents to the Depositary (as defined herein), (2) follow the procedure for book-entry transfer of EFL shares set forth in Section 3, “The Offer — Procedure for Tendering Shares” or (3) request such shareholder’s broker, dealer, commercial bank, trust company or other nominee to tender shares for such shareholder. A shareholder whose EFL shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must ask such broker, dealer, commercial bank, trust company or other nominee to tender EFL shares as the registered shareholder.
     A shareholder who desires to tender EFL shares and whose certificates for such shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such EFL shares by following the procedure for guaranteed delivery set forth in Section 3, “The Offer — Procedure for Tendering Shares.”
     Questions and requests for assistance may be directed to the information agent for the Offer, Georgeson Shareholder Communications Inc., at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

The date of this Offer to Purchase is April 27, 2006.
(ii)

(iii)

SUMMARY TERM SHEET
     This Summary Term Sheet highlights important information from this Offer to Purchase but is only intended to be an overview. We urge you to read carefully the remainder of this Offer to Purchase and the related Letter of Transmittal. We have included section references to direct you to a more complete description of the topics contained in this Summary Term Sheet. “Purchaser,” “we” or “us” as used in this Offer to Purchase refers to Erie Acquisition Inc., “Erie Indemnity” refers to Erie Indemnity Company, the “Exchange” refers to Erie Insurance Exchange, “EFL” refers to Erie Family Life Insurance Company” and “Erie Insurance Group” refers to Erie Indemnity, the Exchange and EFL and their respective subsidiaries. “Offer” refers to the tender offer being made by the Purchaser, the terms and conditions of which are described in this Offer to Purchase and the related Letter of Transmittal.
     The Purchaser, which is owned 21.6% by Erie Indemnity and 78.4% by the Exchange, is making the Offer, which consists of an offer to purchase all outstanding shares of common stock of EFL, other than shares held by Erie Indemnity and the Exchange, at a price of $32.00 per share in cash, without interest, on the terms and subject to the conditions specified in this Offer to Purchase and the related Letter of Transmittal. See Section 1, “The Offer — Terms of the Offer,” beginning on page 29 for a description of the terms of the Offer.
•	Erie Indemnity and the Exchange own 21.6% and 53.5%, respectively, of the outstanding EFL shares.

•	The Offer constitutes a “going private” transaction. If the Offer is successful, Erie Indemnity and the Exchange will transfer all of the EFL shares they own to the Purchaser. As a result, the Purchaser will own more than 80% of the outstanding EFL shares, and Erie Indemnity and the Exchange will be able to cause the Purchaser to merge with and into EFL through a “short-form” merger under the Pennsylvania Business Corporation Law of 1988, or the “BCL,” without a vote of, or prior notice to, EFL’s shareholders or EFL’s board of directors (the “Merger”). As a result of the Merger:
•	We will pay $32.00 per share in cash as the consideration in the Merger to EFL shareholders who do not tender their shares and do not exercise their appraisal rights, which is the same amount as the Offer price;

•	Erie Indemnity and the Exchange will own all of the equity interests in EFL;

•	You will no longer have any interest in EFL’s future earnings or growth;

•	EFL will no longer be a public company; and

•	EFL shares will no longer trade.
See Section 14, “The Offer — Certain Effects of the Offer,” beginning on page 48.
•	In no event will the Purchaser purchase EFL shares in the Offer if less than a majority of the EFL shares owned by EFL shareholders other than Erie Indemnity, the Exchange, the executive officers and directors of Erie Indemnity and the Erie Insurance Group Pension Plan for Employees (the “Erie Pension Plan”) are tendered. See Section

11, “The Offer — Certain Conditions of the Offer,” beginning on page 45 for a description of the conditions of the Offer.

•	Because all of the members of the board of directors of EFL are also directors of Erie Indemnity, the EFL board of directors has determined to remain neutral and will not make any recommendation with respect to the Offer. See “Special Factors — EFL’s Board of Directors Has Determined to Remain Neutral and Will Make No Recommendation with Respect to the Offer or the Merger,” beginning on page 25.

•	The Offer is not conditioned on Erie Indemnity or the Exchange obtaining any financing. The Exchange has available and will contribute to the Purchaser all of the cash necessary to fund the Purchaser’s purchase of all of the outstanding EFL shares not owned by Erie Indemnity or the Exchange.

•	EFL shareholders who sell their shares in the Offer will not be entitled to a judicial appraisal of the fair value of their EFL shares under Pennsylvania law. However, EFL shareholders who do not tender their shares in the Offer will be entitled to pursue dissenters’ rights and demand a judicial appraisal of the fair value of their shares under Pennsylvania law. See Section 9, “The Offer — Merger; Appraisal Rights; Rule 13e-3,” beginning on page 44 for more information on appraisal rights.

QUESTIONS AND ANSWERS ABOUT THE TENDER OFFER
Who is offering to buy my securities?
     Erie Acquisition Inc., a Pennsylvania corporation, which is owned 21.6% by Erie Indemnity and 78.4% by the Exchange, is offering to buy your EFL shares as described in this Offer to Purchase. See Section 8, “The Offer — Certain Information Concerning the Purchaser, Erie Indemnity and the Exchange,” for further information about the Purchaser, Erie Indemnity and the Exchange.
How much is the Purchaser offering to pay and what is the form of payment?
     The Purchaser is offering to pay $32.00 in cash, without interest, for each EFL share tendered pursuant to the Offer. See Section 1, “The Offer — Terms of the Offer,” for information about the terms of the Offer. The $32.00 per share consideration payable in the Offer represents a 15.1% premium over the average closing price reported on the over-the-counter Bulletin Board (“OTC Bulletin Board”) for EFL common stock for the 90 trading days immediately prior to the public announcement of the Offer. As of April 26, 2006, the last trading day before commencement of the Offer, the last reported sales price of the shares on the OTC Bulletin Board was $31.31 per share. See Section 6, “The Offer — Price Range of Shares; Dividends.”
Will I have to pay any fees or commissions?
     If you are the record owner of your shares and you tender your shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker or nominee tenders your shares on your behalf, it may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See Section 3, “The Offer — Procedure for Tendering Shares.”
How will United States taxpayers be taxed for United States federal income tax purposes?
     If you are a United States taxpayer, your receipt of cash for your EFL shares in the Offer will be a taxable transaction for United States federal income tax purposes. You will generally recognize gain or loss in an amount equal to the difference between (i) the cash you receive in the Offer and (ii) your adjusted tax basis in the EFL shares you sell in the Offer. That gain or loss will be a capital gain or loss if the shares are a capital asset in your hands, and will be long-term capital gain or loss if you have held the shares for more than one year at the time the Offer is completed. You are urged to consult your own tax advisor as to the particular tax consequences of the Offer to you. See Section 5, “The Offer — Certain United States Federal Income Tax Consequences of the Offer.”
Does the Purchaser have the financial resources to make payment?
     Yes. The Exchange has available and will contribute to the Purchaser all of the cash necessary to fund the Purchaser’s purchase of all the outstanding EFL shares not owned by the Exchange or Erie Indemnity. As of December 31, 2005, the Exchange had cash and cash equivalents available of $299.2 million and statutory policyholders’ surplus of $3.38 billion. The Offer is not conditioned on obtaining any financing. See Section 10, “The Offer — Source and Amount of Funds.”

What is the most significant condition to the Offer?
     The Offer is conditioned on, among other things, satisfaction of the minimum tender condition. The minimum tender condition requires that a majority of the EFL shares owned by EFL shareholders other than Erie Indemnity, the Exchange, the executive officers and directors of Erie Indemnity and the Erie Pension Plan be tendered (the “Minimum Condition”) in order for the Offer to be consummated. See the “Introduction” and Section 11, “The Offer — Certain Conditions of the Offer,” for a more detailed description of all of the conditions to which the Offer is subject.
How long do I have to decide whether to tender my shares?
     You may tender your shares under the Offer until 11:59 p.m., New York City time, on Wednesday, May 24, 2006, which is the scheduled expiration date of the offering period, unless we decide to extend the offering period. See Section 3, “The Offer — Procedure for Tendering Shares,” for information about tendering your shares.
Can the Offer be extended and how will I be notified if the Offer is extended?
     Yes, we may elect to extend the Offer in our sole discretion. We can do so by issuing a press release no later than 9:00 a.m., New York City time, on the business day next following the scheduled expiration date of the Offer. The press release would state the approximate number of shares tendered as of that time and would announce the extended expiration date. See Section 1 of this Offer to Purchase, “The Offer — Terms of the Offer,” for information about extension of the Offer.
How do I tender my shares?
     If you hold the certificates for your EFL shares, you should complete the enclosed Letter of Transmittal and enclose all the documents it requires, including your certificates, and send them to the Depositary at the address listed on the back cover of this Offer to Purchase. If your broker holds your EFL shares for you in “street name,” you must instruct your broker to tender your EFL shares on your behalf. In any case, the Depositary must receive all required documents before the expiration date of the Offer, which is Wednesday, May 24, 2006, unless extended. If you cannot comply with any of these procedures, you still may be able to tender your EFL shares by using the guaranteed delivery procedures described in this Offer to Purchase. See Section 3, “The Offer — Procedure for Tendering Shares,” for more information on the procedures for tendering your EFL shares.
Until what time can I withdraw previously tendered EFL shares?
     The tender of your EFL shares may be withdrawn at any time before the expiration date of the Offer. See Section 4, “The Offer — Rights of Withdrawal,” for more information.
How do I withdraw previously tendered EFL shares?
     You, or your broker, if your EFL shares are held in “street name,” must notify the Depositary at the address and telephone number listed on the back cover of this Offer to Purchase, and the notice must include the name of the shareholder that tendered the shares, the number of shares to be withdrawn and the name in which the tendered shares are registered. For more information about the procedures for withdrawing your previously tendered EFL shares, see Section 4, “The Offer — Rights of Withdrawal.”

If the Purchaser consummates the Offer, what will happen to shares that are not tendered in the Offer?
     If the Offer is successful, the Purchaser will own more than 80% of the outstanding EFL shares, and will cause the Merger to be consummated pursuant to which the Purchaser will merge with and into EFL. As a result of the Merger, all outstanding EFL shares will be cancelled and we will pay to the EFL shareholders who have not tendered their EFL shares, other than the Purchaser, the same $32.00 per share cash consideration that the Purchaser paid for EFL shares in the Offer.
Will I have the right to have my EFL shares appraised?
     If you decide to tender your EFL shares in the Offer, you will not be entitled to exercise statutory appraisal rights under Pennsylvania law. If you do not tender your EFL shares in the Offer and the Merger occurs, you will be entitled to pursue dissenters’ rights and demand a judicial appraisal of the fair value of your EFL shares plus a fair rate of interest, if any, from the date of the Merger instead of receiving the $32.00 per share cash consideration paid for EFL shares in the Offer. The appraised value may be more than, less than or the same as the $32.00 per share cash consideration we pay in the Offer and the Merger. See Section 9, “The Offer — Merger; Appraisal Rights; Rule 13e-3.”
When does the Purchaser expect to complete the Offer and the Merger?
     The Purchaser expects to complete the Offer on Wednesday, May 24, 2006, the initial scheduled expiration date. However, the Purchaser may extend the Offer if the conditions to the Offer have not been satisfied at the scheduled expiration date or if the Purchaser is required to extend the Offer under the rules of the Securities and Exchange Commission, or the “SEC.” The Purchaser expects to complete the Merger shortly after completion of the Offer.
Has EFL’s board of directors formed a special committee of independent directors to evaluate the Offer?
     No. All of the members of EFL’s board of directors are also directors of Erie Indemnity. Accordingly, EFL has no directors who could serve as members of a special committee of independent directors of EFL’s board to evaluate the Offer. See “Special Factors — EFL’s Board of Directors Has Determined to Remain Neutral and Will Make No Recommendation with Respect to the Offer or the Merger.”
Will EFL’s board of directors make a recommendation concerning the Offer?
     No. In evaluating the Offer and the Merger, you should be aware that all of the members of EFL’s board of directors are also directors of Erie Indemnity. They therefore may be regarded to have a conflict of interest with respect to the Offer and the Merger because they have fiduciary duties both to the shareholders of Erie Indemnity and to the shareholders of EFL. Because of this reason, EFL’s board of directors has determined to remain neutral and will not make any recommendation to the shareholders of EFL with respect to the Offer or the Merger. For additional information on the actual and potential conflicts of interest that Erie Indemnity’s and EFL’s board members and executive officers may have in the Offer and the Merger, see Section 8, “The Offer — Certain Information Concerning the Purchaser, Erie Indemnity and the Exchange — Interests of Executive Officers and Directors of Erie Indemnity.” Erie Indemnity, as attorney-in-fact for the Exchange, authorizes all actions taken on behalf of the Exchange because the Exchange has no officers or directors.

     No one is required to tender shares in the Offer, and we urge you to make your own decision regarding acceptance of the Offer, including the adequacy of the Offer price, in light of your own investment objectives, your views as to EFL’s prospects and outlook and any other factors that you deem relevant to your investment decision. The Merger will be completed only if the Minimum Condition is satisfied and the other conditions to the Offer are satisfied. See “Special Factors — Background of the Offer” and “Special Factors — Position of Erie Indemnity’s Board of Directors Regarding the Fairness of the Offer and the Merger” for more detailed information.
Has an opinion regarding the fairness of the $32.00 per share cash consideration in the Offer been obtained?
     No opinion regarding the fairness of the $32.00 per share cash consideration in the Offer, from a financial point of view, to EFL’s shareholders has been obtained. However, Erie Indemnity’s board of directors requested that its financial advisor prepare certain financial analyses with respect to EFL to assist Erie Indemnity’s board of directors in its evaluation of EFL from a financial perspective. See “Special Factors — Financial Analyses of Erie Indemnity’s Financial Advisor” for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. These financial analyses were not intended to provide the sole basis for Erie Indemnity’s evaluation of EFL, do not purport to contain all relevant information relating to EFL, and do not constitute a recommendation with respect to any matters pertaining to the Offer or the Merger, including whether any holder of EFL shares should tender shares in the Offer or any other action to be undertaken by any holder of EFL shares. Erie Indemnity also retained a second investment banking firm to review the reasonableness of the assumptions used, and arithmetic calculations reflected, in the financial analyses performed by Erie Indemnity’s financial advisor. The second investment banking firm provided an ad-hoc committee of Erie Indemnity’s board of directors with a letter (the “Houlihan Lokey Letter”) that confirmed the reasonableness of such assumptions and arithmetic calculations. See “Special Factors — Houlihan Lokey Letter” for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken.
Who can I talk to if I have questions about the Offer?
     You can contact the information agent for the Offer, Georgeson Shareholder Communications Inc. (the “Information Agent”), at its address and telephone number set forth on the back cover of this Offer to Purchase.

TO THE HOLDERS OF COMMON STOCK OF EFL:
INTRODUCTION
     Erie Acquisition Inc., which is owned 21.6% by Erie Indemnity and 78.4% by the Exchange, hereby offers to purchase all 2,350,538 shares of common stock, par value $0.40 per share, of EFL owned by shareholders other than Erie Indemnity and the Exchange (the “Shares”), at a price of $32.00 per share in cash, without interest, on the terms, and subject to the conditions, specified in this Offer to Purchase and the related Letter of Transmittal. The $32.00 per share consideration payable in the Offer represents a 6.7% premium to the closing price of EFL common stock on the OTC Bulletin Board on March 21, 2006, the last trading day prior to public announcement of the proposed Offer, and a 15.1% premium over the average closing price of EFL common stock for the 90 trading days immediately prior to the public announcement of the Offer.
     If you are a record owner of Shares, you will not be required to pay brokerage fees or commissions or, except as described in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares in the Offer. Shareholders who hold their Shares through bankers or brokers should check with such institutions as to whether they charge any service fee for tendering Shares on your behalf. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, you may be subject to a required backup United States federal income tax withholding of 28% of the gross proceeds payable to you. We will pay all charges and expenses of American Stock Transfer & Trust Company (the “Depositary”) and the Information Agent.
     OUR OFFER IS CONDITIONED ON, AMONG OTHER THINGS, THE TENDER OF A MAJORITY OF THE SHARES OF EFL COMMON STOCK OWNED BY EFL SHAREHOLDERS OTHER THAN ERIE INDEMNITY, THE EXCHANGE, THE EXECUTIVE OFFICERS AND DIRECTORS OF ERIE INDEMNITY AND THE ERIE PENSION PLAN. OUR OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTION 1, “THE OFFER — TERMS OF THE OFFER,” AND SECTION 11, “THE OFFER — CERTAIN CONDITIONS OF THE OFFER.”
     The Minimum Condition requires the tender of a majority of the shares of EFL common stock owned by EFL shareholders other than Erie Indemnity, the Exchange, the executive officers and directors of Erie Indemnity and the Erie Pension Plan in order for the Offer to be consummated. The ownership of shares of EFL common stock by each of Erie Indemnity, the Exchange, the executive officers and directors of Erie Indemnity and the Erie Pension Plan for this purpose is set forth on Schedule B to this Offer to Purchase. As of April 26, 2006, Erie Indemnity, the Exchange, the directors and executive officers of Erie Indemnity and the Erie Pension Plan collectively had direct and indirect ownership interests in 7,383,310.34 shares of EFL common stock, or 78.1% of the outstanding shares of EFL common stock, for purposes of calculating the Minimum Condition. EFL had 9,450,000 shares outstanding as of April 26, 2006. The Erie Pension Plan will not tender Shares in the Offer. In addition, to assure accurate calculation of whether the Minimum Condition has been satisfied, each of the directors and executive officers of Erie Indemnity has agreed to refrain from tendering any Shares in the Offer with respect to which they have reported direct or indirect beneficial ownership. Erie Indemnity has not received such an agreement, however, from two shareholders in which two Erie Indemnity directors have indirect interests. Although these two directors disclaim beneficial ownership of the 154,482 Shares owned by these two shareholders, those 154,482 Shares will be assumed to have been tendered, which will increase the number of shares required to satisfy the

Minimum Condition by 154,482 Shares. As a result, at least 1,187,827 of the publicly held Shares must be tendered to satisfy the Minimum Condition.
     If the Offer is successful, Erie Indemnity and the Exchange will transfer the shares of EFL common stock they own to the Purchaser, which will result in the Purchaser owning more than 80% of the outstanding shares of EFL common stock and permit the Purchaser to consummate a merger with EFL without a vote of, or prior notice to, EFL’s shareholders or EFL’s board of directors. See Section 9, “The Offer — Merger; Appraisal Rights; Rule 13e-3.” As a result of the Offer and the Merger, all of the capital stock of EFL would be owned by Erie Indemnity and the Exchange and EFL common stock would no longer trade. In the Merger, each outstanding Share, other than Shares held by EFL shareholders who dissent from the Merger and who perfect their appraisal rights under the BCL, will be converted into the right to receive the same $32.00 per share cash consideration that was paid in the Offer, without interest. See Section 9, “The Offer — Merger; Appraisal Rights; Rule 13e-3.”
     Under SEC rules, EFL’s board of directors is required to (i) make a recommendation, (ii) state that it is neutral or (iii) state that it is unable to take a position with respect to the Offer, and file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 describing its position, if any, and related matters. In evaluating the Offer and the Merger, you should be aware that all of the members of EFL’s board of directors are also directors of Erie Indemnity. They therefore may be regarded as having a conflict of interest with respect to the Offer and the Merger. For this reason, EFL’s board of directors has determined to remain neutral and will not make any recommendation with respect to the Offer or the Merger.
     This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase include certain forward-looking statements. These statements appear throughout this Offer to Purchase and include statements regarding our intent, belief or current expectations, including statements concerning our plans with respect to the acquisition of the Shares. Such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors. Factors that might affect such forward-looking statements include, among other things:
•	general economic, capital market and business conditions;

•	terrorist attacks on the United States or international targets;

•	changes in insurance regulation;

•	the risks and uncertainties described in EFL’s and Erie Indemnity’s filings with the SEC under the Securities Exchange Act of 1934, or the “Exchange Act”;

•	changes in tax law requirements, including tax rate changes, new tax laws and revised tax law interpretations;

•	competitive factors in the insurance industry; and

•	the ability of Erie Indemnity and the Exchange to execute successfully their life insurance strategy after acquiring all of the equity interests in EFL.

     THE OFFER WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON WEDNESDAY, MAY 24, 2006, UNLESS THE PURCHASER EXTENDS IT.
     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

SPECIAL FACTORS
Background of the Offer
     The board of directors and management of Erie Indemnity regularly review Erie Indemnity’s and the Exchange’s investment in EFL. In recent years, they have become increasingly concerned that maintaining EFL with its present ownership structure may not be in the best interests of Erie Indemnity, the Exchange or the shareholders of Erie Indemnity and EFL. The principal factors that prompted these concerns were the following:
•	The small market capitalization of EFL;

•	The small size of the “public float” of EFL common stock;

•	The low trading volume and limited liquidity of EFL common stock;

•	The belief of Erie Indemnity’s management that the liquidity of EFL common stock would be unlikely to improve in the future assuming the continuation of EFL’s current ownership;

•	The lack of research coverage of EFL by stock market analysts;

•	The significant and increasing cost of maintaining public company status, especially after the enactment of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley;

•	EFL’s need to obtain additional equity capital, either through the sale of stock or other securities treated as equity for regulatory purposes, to support growth initiatives and to strengthen its rating from A.M. Best Company;

•	Debt financing would not be a viable option for EFL to meet its liquidity needs because a larger debt load would not permit EFL to strengthen, or even maintain, its rating from A.M. Best Company; and

•	The difficulty experienced by public companies with small amounts of publicly owned shares in raising equity capital through public capital markets.
     The following is a detailed discussion of relevant events during the two years leading up to the Offer.
     In the first quarter of 2004, Erie Indemnity’s management developed a preliminary proposal for consideration by Erie Indemnity’s board of directors in which Erie Indemnity and the Exchange would make a tender offer for all of the outstanding shares of EFL common stock not owned by Erie Indemnity and the Exchange. Management presented this preliminary proposal at Erie Indemnity’s March 2, 2004 board of directors meeting. Following the presentation, management requested, and was granted, approval to retain Cochran Caronia Waller Securities LLC (“CCW”), then known as Cochran, Caronia & Co., as Erie Indemnity’s financial advisor in connection with a potential acquisition of shares of EFL common stock not owned by Erie Indemnity and the Exchange. CCW’s qualifications and the reasons for its selection are discussed under “Special Factors — Financial Analyses of Erie Indemnity’s Financial Advisor.”

     Following CCW’s engagement, Erie Indemnity provided CCW with certain financial and product information regarding EFL.
     Erie Indemnity’s board of directors again considered the tender offer proposal at its April 28, 2004 meeting. In considering a transaction involving EFL at this meeting, the directors discussed the February 2004 conclusion by EFL’s management, with the concurrence of Ernst & Young LLP, EFL’s independent registered public accountants, that a material weakness existed in EFL’s internal controls over the processes used to determine the recorded amount of deferred acquisition costs (“DAC”) and related DAC amortization and the progress of initiatives to correct this material weakness in internal controls. After discussion, Erie Indemnity’s board of directors decided to defer the tender offer proposal until the material weakness was resolved.
     At meetings of Erie Indemnity’s board of directors held on July 27, 2004 and September 28, 2004, management recommended the continued deferral of the tender offer proposal while efforts to remediate this material weakness in EFL’s internal controls continued. EFL took remedial actions from February 2004 through February 2005 to resolve this material weakness. However, in February 2005, EFL’s management, with the concurrence of Ernst & Young LLP, concluded that there was a continuing material weakness in EFL’s internal controls over the information systems and processes used to determine the recorded amount of actuarially determined amounts and disclosures in EFL’s financial statements and that EFL did not have sufficient qualified actuarial resources to assure timely review and detection of errors in actuarially determined information.
     On September 12, 2005, Erie Indemnity’s management, as part of its ongoing strategic evaluation of EFL and the Erie Insurance Group, discussed with the Erie Indemnity board of directors the views of management regarding the future EFL business model, including product profitability and other key business indicators. During the course of these discussions, management also reported on the progress made during 2005 to remediate the material weakness in EFL’s internal controls, including the engagement of an outside actuary as Acting Chief Actuary, the hiring of additional actuarial staff and the implementation of an eight-point plan to remediate the material weakness. On September 13, 2005, in light of the discussion on the previous day, Erie Indemnity’s board of directors discussed three strategic alternatives with respect to the future status of the investment by Erie Indemnity and the Exchange in EFL: (i) selling EFL to a third party, (ii) tendering for the publicly held shares of EFL common stock and then effecting a short-form merger as a result of which EFL would become wholly owned by Erie Indemnity and the Exchange and (iii) maintaining the existing ownership structure. During the course of this discussion, Erie Indemnity’s board of directors decided that EFL’s operations and business represented an important component of the overall operations and competitive position of the Erie Insurance Group and that EFL was an important element of the strategic plan for the Erie Insurance Group. Consequently, Erie Indemnity’s board of directors determined that it would not pursue the sale of EFL because it would not be in the best interests of the Erie Insurance Group. In addition, the Erie Indemnity board of directors also considered the capital needs that would be required to implement the EFL business model that had been presented to it by management during the previous day and concluded that it would be difficult for EFL to meet its capital needs under its current ownership structure. Following this discussion, Erie Indemnity’s board of directors directed management to develop a tender offer proposal for presentation to Erie Indemnity’s board at its December 12, 2005 meeting.

     At the December 12, 2005 meeting of Erie Indemnity’s board of directors, the directors were joined by representatives of CCW and, by conference telephone, representatives of Duane Morris LLP (“Duane Morris”), special counsel to Erie Indemnity, and Sullivan & Cromwell LLP (“Sullivan & Cromwell”), counsel to the independent directors of Erie Indemnity. Management updated Erie Indemnity’s board of directors on the matters reviewed by management and Erie Indemnity’s advisors since the September board meeting regarding the tender offer proposal. Management then made a presentation detailing the proposed structure for the tender offer, the procedures to effect the tender offer and the required public disclosure. At this meeting, CCW also discussed with Erie Indemnity’s board of directors the types of valuation methodologies that would generally be used to evaluate EFL from a financial perspective. Following a discussion, Erie Indemnity’s board of directors authorized management and Erie Indemnity’s legal and financial advisors to continue working on the tender offer proposal for further consideration at the February 20, 2006 meeting of Erie Indemnity’s board of directors. However, the directors agreed with management’s view that the commencement of the tender offer would have to be delayed if the material weakness first reported by EFL in February 2005 had not been remediated.
     From early January 2006 through early February 2006, CCW conducted its financial review with respect to EFL.
     At the February 20, 2006 meeting of Erie Indemnity’s board of directors, the directors were joined by representatives of CCW and, by conference telephone, representatives of Duane Morris and Sullivan & Cromwell. After an update by management of actions taken regarding the proposed tender offer since December 2005, CCW presented its financial analyses with respect to EFL to the board of directors of Erie Indemnity (the “CCW Presentation”). After discussion by Erie Indemnity’s board of directors, the CCW representatives then excused themselves from the meeting.
     With the assistance of Erie Indemnity’s management and the representatives of Sullivan & Cromwell and Duane Morris, Erie Indemnity’s board of directors reviewed its own responsibilities in considering the tender offer proposal. Erie Indemnity’s board of directors next discussed the financial analyses reviewed with Erie Indemnity’s board by CCW and the proposed tender offer, noting that the material weakness previously reported by EFL had been resolved to the satisfaction of EFL’s management, Ernst & Young LLP and the audit committee of EFL’s board of directors. After this discussion, Erie Indemnity’s board of directors decided that the consideration of an Offer price should be deferred until a second investment banking firm, also with experience in valuing insurance companies and which did not have an investment banking relationship with Erie Indemnity or the Exchange, was retained for Erie Indemnity’s board of directors to evaluate the reasonableness of the assumptions used, and arithmetic calculations reflected, in the financial analyses performed by CCW. Erie Indemnity’s board of directors appointed an ad-hoc committee consisting of John T. Baily, Kaj Ahlmann and John R. Graham to identify and receive proposals from additional investment banking firms regarding the potential engagement, engage the second firm, coordinate the activities of the second firm and initially review the report of the second firm.
     Following Erie Indemnity’s February 20, 2006 board of directors meeting, the ad-hoc committee met and considered the selection of three investment banking firms with experience in valuing insurance companies. The ad-hoc committee asked management to contact these firms and request proposals for the ad-hoc committee to review. During the week of February 27, 2006, management contacted each of the three firms regarding the proposed engagement and requested that each of the firms submit proposals regarding the engagement to the ad-hoc committee. On March 3, 2006, management forwarded written proposals from these firms to the members of the ad-hoc committee.
     On March 6, 2006, the ad-hoc committee and Erie Indemnity’s management met by conference call and, after evaluating the qualifications, relevant insurance industry experience, expertise, sophistication and independence of each firm that submitted proposals, the ad-hoc committee decided to retain Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”), subject to satisfactory review of Houlihan Lokey’s engagement letter. Houlihan Lokey’s qualifications and the reasons for its selection are discussed under “Special Factors — Houlihan Lokey Letter.”
     On March 8, 2006, the ad-hoc committee and representatives of Houlihan Lokey participated in a conference call. The primary purpose of the conference call was to discuss the approach that would be employed by Houlihan Lokey in its review of the assumptions used, and arithmetic calculations reflected, in CCW’s financial analyses, the time required for Houlihan Lokey to complete its review and the terms of the Houlihan Lokey engagement letter. After negotiations between Houlihan Lokey and the ad-hoc committee, a letter setting forth the terms of Houlihan Lokey’s engagement was agreed to and executed on March 9, 2006.
     From March 9, 2006 to March 17, 2006, Houlihan Lokey conducted its review.
     On March 20, 2006, the ad-hoc committee, Erie Indemnity’s management and representatives of Houlihan Lokey participated in a conference call. During the conference call, the representatives of Houlihan Lokey reviewed the contents of the letter they had delivered to the ad-hoc committee that concluded, subject to the assumptions, limitations and qualifications in the Houlihan Lokey Letter, that the assumptions used, and arithmetic calculations reflected, in the financial analyses included in the CCW Presentation to Erie Indemnity’s board of directors were reasonable for the purpose of determining a range of values for the Shares in connection with the Offer. At the conclusion of the conference call, Mr. Baily requested that management distribute a copy of the Houlihan Lokey Letter to each of Erie Indemnity’s directors.
     On March 21, 2006, Erie Indemnity’s board of directors held a meeting by telephone conference in which representatives of Duane Morris, Sullivan & Cromwell and Houlihan Lokey participated. At the meeting, John T. Baily, on behalf of the ad-hoc committee, summarized the ad-hoc committee’s activities since the February 20, 2006 board meeting. A representative of Houlihan Lokey then described the process Houlihan Lokey had undertaken in its review of the CCW Presentation and the conclusion set forth in the Houlihan Lokey Letter. After discussion of the Houlihan Lokey Letter, a representative of CCW joined the meeting and informed Erie Indemnity’s board that, although CCW had not been requested to update its financial analyses with respect to EFL, CCW was not aware of any developments since the date on which its analyses were prepared that it believed would materially alter such analyses. Management next reviewed with Erie Indemnity’s directors various factors previously considered by Erie Indemnity’s board of directors in connection with its review of the procedural and financial fairness of the tender offer to the EFL shareholders. Following this review, Erie Indemnity’s directors discussed an Offer price, following which they approved an Offer price of $32.00 per share in cash. One director, John R. Graham, was not present at the meeting and three directors, Jonathan Hirt Hagen, Susan Hirt Hagen and F. William

Hirt, abstained from voting because of their direct ownership of Shares or their relationship to entities or family members that own Shares. See Section 8, “The Offer — Certain Information Concerning the Purchaser, Erie Indemnity and the Exchange — Interests of Executive Officers and Directors of Erie Indemnity” for a description of certain relationships between EFL and the executive officers and directors of Erie Indemnity, all of which Erie Indemnity’s board of directors were aware of at the time the Offer price was established.
Purpose of and Reasons for the Offer and the Merger; Alternative Transaction Structures Considered
     If the Offer is successful, the Purchaser will effect the Merger. As a result of the Offer and the Merger, EFL would be owned 21.6% by Erie Indemnity and 78.4% by the Exchange.
     Following completion of the Offer and the Merger, EFL will be owned solely by Erie Indemnity and the Exchange and current shareholders other than Erie Indemnity and the Exchange will not have the opportunity to participate in the earnings and growth of EFL and will not have any right to vote on corporate matters of EFL. Similarly, after completion of the Merger, former EFL shareholders will not face the risk of any decline in the value of EFL.
     The Exchange and its property and casualty subsidiary and Erie Indemnity’s three property and casualty subsidiaries write personal and commercial lines property and casualty coverages exclusively through approximately 7,800 independent agents. EFL markets individual and group life insurance policies, including universal life and annuity products. Many of the Exchange’s and Erie Indemnity’s agents are also agents of EFL, which allows these agents to sell a broad portfolio of Erie Insurance Group products to their customers.
     Erie Indemnity’s management believes, on behalf of itself and the Exchange, that it is in the best long-term interest of EFL to consummate the Offer and the Merger because, among other reasons:
•	the Exchange and Erie Indemnity will have greater operating flexibility to make long-term investments in EFL without regard to the effects on EFL’s short-term operating earnings and its associated implications to EFL shareholders other than the Exchange and Erie Indemnity;

•	the reluctance of the Exchange and Erie Indemnity to issue additional surplus notes to EFL to fund its growth, which Erie Indemnity’s management believes is necessary for EFL to compete effectively in the life insurance industry, when they collectively do not have 100% ownership of EFL;

•	Erie Indemnity is not interested in selling control of EFL, and because Erie Indemnity controls a majority of the voting power in EFL, it can bar the sale of EFL to a third party; and

•	the elimination of the additional burdens on management, as well as the expense, associated with public reporting and other tasks resulting from EFL’s public company status, including, for example, the dedication of time and resources by EFL’s management and board of directors necessary to prepare periodic reports under the

Exchange Act, comply with requirements under Sarbanes-Oxley applicable to EFL and maintain investor and public relations.
     Erie Indemnity, on behalf of itself and the Exchange, decided to pursue the Offer and the Merger rather than other possible strategic alternatives involving EFL, including a sale by Erie Indemnity and the Exchange of the shares of EFL common stock they own, in light of Erie Indemnity’s belief that EFL’s operations and business represented an important component of the overall operations and competitive position of the Erie Insurance Group and that EFL was an important element of the strategic plan for the Erie Insurance Group. Accordingly, Erie Indemnity’s consideration of the circumstances affecting EFL and their implications for EFL’s prospects caused Erie Indemnity to conclude that it is appropriate for the Purchaser to pursue the Offer and the Merger at this time. The determination to proceed with the proposed acquisition of the minority interest in EFL at this time would also, in the view of Erie Indemnity, on behalf of itself and the Exchange, afford EFL’s shareholders other than Erie Indemnity and the Exchange the ability to dispose of their Shares at a premium over market prices prevailing prior to the time that the Purchaser’s intention to make the Offer was announced.
     Erie Indemnity’s board of directors, having come to a determination to pursue the acquisition of the Shares, considered transaction structure alternatives and determined to make a cash tender offer followed by a short-form merger. In choosing this structure, Erie Indemnity’s board of directors considered, among other things, the following factors:
•	a cash tender offer followed by a short-form merger is a transaction structure that is commonly used to effect an acquisition of the minority interests in a publicly traded company by its significant shareholders;

•	an exchange of shares of Erie Indemnity’s stock for the Shares would not be treated as a tax-free exchange to the EFL shareholders;

•	the unaffiliated shareholders of EFL would likely receive the $32.00 per share cash consideration in payment for their Shares sooner in a tender offer than if Erie Indemnity and the Exchange pursued a negotiated merger transaction;

•	EFL has no independent directors who could have negotiated a merger or exchange offer transaction on its behalf;

•	no separate approval of EFL’s board of directors is required for the Offer, because the Offer is made directly by a third party to EFL’s shareholders, who have a choice whether to tender or not;

•	the Offer does not compel any EFL shareholder to sell Shares, and the Merger will not be effected unless the Minimum Condition is satisfied; and

•	this structure entitles EFL shareholders who do not tender their Shares in the Offer to pursue dissenters’ rights and demand a judicial appraisal of the fair value of their Shares under Pennsylvania law.

Position of Erie Indemnity’s Board of Directors Regarding the Fairness of the Offer and the Merger
     Although Erie Indemnity’s board of directors will not make any recommendation to the shareholders of EFL with respect to the Offer, for purposes of responding to, and complying with, the requirements of Rule 13e-3 under the Exchange Act, Erie Indemnity’s board of directors, on behalf of Erie Indemnity and the Exchange, believes that the Offer and the Merger are both financially and procedurally fair to EFL’s shareholders other than Erie Indemnity and the Exchange. Erie Indemnity’s board of directors considered the following factors, each of which, in its judgment, supports the conclusion as to the fairness of the Offer and the Merger.
•	The Offer and the Merger will provide liquidity for public shareholders of EFL whose ability to sell their Shares is adversely affected by the limited trading volume and small public float in EFL common stock;

•	The Offer and the Merger will each provide cash consideration to the EFL shareholders other than Erie Indemnity and the Exchange. The $32.00 per share cash consideration payable in the Offer represents a 6.7% premium to the closing price of EFL common stock on the OTC Bulletin Board on March 21, 2006, the last trading day prior to public announcement of the proposed Offer, and a 15.1% premium over the average closing price of EFL common stock for the 90 trading days immediately prior to the public announcement of the Offer;

•	The Offer is conditioned on the Minimum Condition, which is the tender of at least a majority of the shares of EFL common stock owned by EFL shareholders other than Erie Indemnity, the Exchange, the executive officers and directors of Erie Indemnity and the Erie Pension Plan;

•	Each EFL shareholder will be able to decide voluntarily whether or not to tender such shareholder’s Shares in the Offer and the requirement that the Offer be accepted by a majority of EFL’s public shareholders provides meaningful procedural protection for EFL shareholders;

•	If the Minimum Condition is met, EFL shareholders who elect not to tender their Shares in the Offer will receive the same $32.00 per share cash consideration in the Merger paid in the Offer, subject to their right to dissent from the Merger and demand an appraisal of the fair value of their Shares under the BCL;

•	The financial analyses of EFL included in the CCW Presentation to Erie Indemnity’s board of directors. See “Special Factors — Financial Analyses of Erie Indemnity’s Financial Advisor;” and

•	The Houlihan Lokey Letter to the ad-hoc committee regarding the reasonableness of the assumptions used, and arithmetic calculations reflected, in the financial analyses included in the CCW Presentation to Erie Indemnity’s board of directors. See “Special Factors —Houlihan Lokey Letter.”

     Through its consideration of certain of the financial analyses included in the CCW Presentation, Erie Indemnity’s board of directors considered the $32.00 per share cash consideration in the Offer in relation to EFL’s net book value and going concern value.
     Erie Indemnity’s board of directors also considered the following factors, each of which they considered negative, in their deliberations concerning the fairness of the terms of the Offer and the Merger:
•	Following the successful completion of the Offer and the Merger, the shareholders of EFL other than Erie Indemnity and the Exchange, will cease to participate in the future earnings or growth, if any, of EFL or benefit from increases, if any, in the value of EFL;

•	The receipt of the $32.00 per share cash price in the Offer and the Merger will generally be taxable to EFL’s shareholders;

•	The financial interests of Erie Indemnity and the Exchange are adverse as to the Offer price to the financial interests of the shareholders of EFL other than Erie Indemnity and the Exchange;

•	All of the officers and directors of Erie Indemnity and EFL may be regarded to have actual or potential conflicts of interest in connection with the Offer and the Merger. Consequently, no director or officer was in the position to negotiate the Offer price with Erie Indemnity on behalf of the shareholders of EFL. See Section 8, “The Offer — Certain Information Concerning the Purchaser, Erie Indemnity and the Exchange — Interests of Executive Officers and Directors of Erie Indemnity”;

•	EFL has no independent directors who could make a recommendation to the shareholders of EFL other than Erie Indemnity and the Exchange, with respect to the Offer and coordinate preparation of EFL’s Solicitation/Recommendation Statement on Schedule 14D-9; and

•	Erie Indemnity’s board of directors has not retained an unaffiliated representative to act solely on behalf of the shareholders of EFL other than Erie Indemnity and the Exchange, or to prepare a report concerning the fairness of the Offer and the Merger.
     Erie Indemnity’s board of directors determined that the following factors were not relevant indicators of the value of the Shares:
•	the $550.2 million market value of EFL’s fixed maturity portfolio at December 31, 2005, which had reflected an unrealized loss of $13.2 million as of December 31, 2005, because EFL intends, and has the capacity, to hold these assets, which are matched against policy liabilities, to maturity; and

•	liquidation value, which Erie Indemnity’s board of directors did not believe to be relevant because value results from continuing EFL as a going concern and any liquidation could compromise that going concern value.
     At its September 13, 2005 meeting, Erie Indemnity’s board of directors did consider the sale of EFL. However, following discussion, Erie Indemnity’s board of directors decided that EFL’s operations and business represented an important component of the overall operations and competitive position of the Erie Insurance Group, and that EFL was an important element of the strategic plan for Erie Insurance Group. Consequently, Erie Indemnity’s board of directors determined that it would not pursue a sale of EFL because it would not be in the best interests of the Erie Insurance Group. Since Erie Indemnity and the Exchange, which collectively own 75.1% of EFL common stock, have decided not to sell their interests in EFL, the necessary approval of a sale of EFL by a majority of EFL common stock is not obtainable and, therefore, there have been no efforts to identify and contact prospective purchasers for EFL. See “Special Factors — Erie Indemnity’s and the Exchange’s Plans for EFL.”
     The foregoing discussion of the information and factors that were considered is not intended to be exhaustive but includes all material factors Erie Indemnity’s board of directors considered. In view of the variety of factors considered in connection with the evaluation of the Offer and the Merger, Erie Indemnity’s board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Erie Indemnity’s board of directors further determined that the factors favoring the fairness of the Offer and the Merger outweighed the factors not favoring the fairness of the Offer and the Merger.
     Despite the fact that all of the directors of EFL are also directors of Erie Indemnity, the view of Erie Indemnity’s board of directors on behalf of Erie Indemnity and the Exchange as to the fairness of the Offer and the Merger should not be construed as a recommendation as to whether or not you should tender your Shares.
Financial Analyses of Erie Indemnity’s Financial Advisor
     Erie Indemnity has retained CCW as its financial advisor in connection with Erie Indemnity’s and the Exchange’s potential acquisition of all of the shares of EFL common stock not owned by Erie Indemnity or the Exchange. CCW is a full-service investment banking firm specializing in the property-casualty, life and health insurance industries. As part of its investment banking businesses, CCW is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Erie Indemnity’s board of directors selected CCW because of, among other things:
•	CCW’s reputation and experience advising insurance companies; and

•	CCW’s familiarity with the Erie Insurance Group as a result of CCW having acted as co-underwriter in an offering of Erie Indemnity’s stock on behalf of a significant shareholder in the first quarter of 2003.
     See Section 15, “The Offer — Fees and Expenses” for a description of the fee arrangement and other relationships between CCW and Erie Indemnity.
     In connection with CCW’s engagement, Erie Indemnity requested that CCW prepare certain financial analyses with respect to EFL to assist Erie Indemnity in its evaluation of EFL from a financial perspective. These financial analyses were included in the CCW Presentation made to Erie

Indemnity’s board of directors at a meeting it held on February 20, 2006. A copy of the CCW Presentation has been filed as an exhibit to the Schedule TO filed by Erie Indemnity, the Exchange and the Purchaser with the SEC in connection with the Offer and is available for inspection and copying at Erie Indemnity’s principal executive offices during regular business hours by any interested shareholder of EFL or any representative of such shareholder who has been so designated in writing and also may be inspected and copied at the office of, and obtained by mail from, the SEC.
     The summary of the CCW Presentation set forth below is included in this Offer to Purchase only because the CCW Presentation was reviewed by the board of directors of Erie Indemnity, which is an affiliate of EFL, in connection with its evaluation of EFL from a financial perspective. CCW was not requested to, and it did not, recommend the $32.00 per share cash consideration in the Offer or express any opinion or view as to the fairness of the $32.00 per share cash consideration in the Offer from a financial point of view or as to any other terms, aspects or implications of the Offer, the Merger or any other matters. The type and amount of the Offer price was determined by Erie Indemnity’s board of directors and the decision to effect the Offer and the Merger was solely that of Erie Indemnity’s board of directors on behalf of Erie Indemnity and the Exchange. CCW expressed no view as to, and the CCW Presentation does not address, the relative merits of the Offer or the Merger compared to any alternative business strategies that might exist with respect to EFL or the effect of any other transaction in which Erie Indemnity, the Exchange, the Purchaser or EFL might engage. The CCW Presentation was not intended to provide the sole basis for Erie Indemnity’s evaluation of EFL, does not purport to contain all relevant information relating to EFL, and does not constitute a recommendation with respect to any matters pertaining to the Offer or the Merger, including whether any holder of the Shares should tender Shares in the Offer or any other action to be undertaken by a holder of the Shares.
     In preparing the CCW Presentation, CCW reviewed, among other things:
•	publicly available information concerning the business, financial condition and operations of EFL;

•	internal information prepared by EFL’s management concerning the business, financial condition and operations of EFL;

•	financial forecasts for EFL prepared by management;

•	audited financial statements of EFL for the fiscal years ended December 31, 2003 and 2004 and preliminary unaudited financial statements for December 31, 2005 prepared by EFL’s management in accordance with U.S. generally accepted accounting principles (“GAAP”) and in accordance with Statutory Accounting Principles required by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual, as modified to include prescribed or permitted practices of the Commonwealth of Pennsylvania (“Statutory Accounting Principles”);

•	historical stock price performance and other valuation metrics for EFL; and

•	certain market and financial data of EFL, companies which CCW deemed relevant in evaluating EFL, and transactions which CCW deemed relevant in evaluating a minority buy-out.

     CCW held discussions with certain members of the managements of Erie Indemnity and EFL with respect to the past and current business operations of EFL, its financial condition, future prospects and operations and strategic objectives, including a discussion of general economic factors currently impacting companies in the life insurance sector, and certain other matters believed necessary or appropriate to CCW’s inquiry. In addition, CCW reviewed such other financial studies and analyses and considered such other information as CCW deemed appropriate for the purposes of preparing the CCW Presentation.
     CCW relied on and assumed, without independent verification or investigation, the accuracy, completeness and reasonableness of all of the financial and other information provided to, discussed with or otherwise reviewed by CCW. With respect to financial forecasts and estimates utilized by CCW in the CCW Presentation, CCW was advised by the managements of EFL and Erie Indemnity and assumed, without independent verification or investigation, that the financial forecasts and estimates were reasonably prepared on bases that reflected the best currently available information, estimates and judgments of EFL’s management as to EFL’s future financial condition and operating results. CCW also assumed that there had been no material changes in EFL’s results of operations or financial condition since the date of the most recent financial statements made available to CCW. CCW neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of EFL.
     The CCW Presentation was necessarily based on the information available to CCW and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by CCW as of the date of preparation of the CCW Presentation. Although subsequent developments may affect the financial analyses contained in the CCW Presentation, CCW does not have any obligation to update, revise or reaffirm any of the information included in the CCW Presentation. Except as described above, Erie Indemnity imposed no other instructions or limitations on CCW with respect to the investigations made or the procedures followed by it in preparing the CCW Presentation.
     The following is a summary of the material financial analyses included in the CCW Presentation to Erie Indemnity’s board of directors. This summary does not purport to be, and is not, a complete description of the CCW Presentation. Financial analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed and, therefore, financial analyses are not readily susceptible to summary description. No company, transaction or business used in the CCW Presentation as a comparison is identical to EFL, the Offer or the Merger, and an evaluation of the results of those analyses is not entirely mathematical. The estimates used in, and the valuation ranges resulting from, such analyses are inherently subject to substantial uncertainty and, thus, such analyses do not purport to be, and should not be construed in any respect as, a guaranty of value or to represent an opinion as to the price at which EFL, the common stock of EFL or any other interests in EFL actually could be acquired or sold.
     Overview. As part of the CCW presentation, CCW performed a “Public Markets Trading Analysis,” a “Dividend Discount Analysis,” and a “Premiums Paid Analysis.” These analyses and the resulting per share reference ranges for EFL indicated by these analyses are described below. Based on the results of these financial analyses, CCW derived an overall selected per share equity reference range for EFL of approximately $30.00 to $33.50. As part of the CCW Presentation, CCW also reviewed implied premiums and multiples for EFL based on this overall selected per share equity reference range relative to various trading price data for EFL, which indicated a range of premiums of approximately 11.7% to 24.8% based on the closing price of EFL common stock on the OTC Bulletin Board on February 10, 2006 of $26.85 per share. In addition, CCW reviewed the historical stock price performance and average trading volume of EFL and selected companies and the historical financial performance and trading multiples of EFL. CCW considered the results of all of its analyses as a whole, did not attribute any particular weight to any analysis or factor considered by it and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, CCW believes that the summary set forth below and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses.
     Public Market Trading Analysis. Using publicly available information, CCW reviewed selected financial data of EFL and nine selected publicly traded life insurance companies. The selected companies were American Equity Investment Life Holding Co., AmerUs Group Co., FBL Financial Group, Inc., Kansas City Life Insurance Company, National Western Life Insurance Company, Phoenix Companies, Inc., Presidential Life Corporation, Protective Life Corporation and StanCorp Financial Group, Inc. CCW reviewed closing stock prices of the selected companies on February 10, 2006 as multiples of calendar years 2006 and 2007 estimated earnings per share, commonly referred to as EPS, and book value per share as of September 30, 2005 and December 31, 2005. CCW then applied a selected range of EPS and price to book value multiples derived from the selected companies to corresponding financial data of EFL. CCW also reviewed the relationship of price to book value multiples relative to calendar year 2006 estimated return on equity excluding the impact of unrealized gains and losses, or ROE, for the selected companies for which calendar year 2006 ROE estimates were publicly available. CCW then applied a selected range of price to book multiples based on this relationship to the book value per share of EFL as of September 30, 2005. Book values of EFL and the selected companies were based on public filings and excluded the impact of unrealized gains and losses. Estimated financial data of the selected companies were based on First Call consensus estimates. Estimated financial data of EFL were based on internal estimates of EFL’s management. This analysis indicated an overall mean implied per share equity reference range for EFL of approximately $26.53 to $28.94.
     Dividend Discount Analysis. CCW performed a dividend discount analysis of EFL to calculate the estimated present value of distributable cash flow to holders of EFL common stock that EFL could generate over calendar years 2006 through 2010 based on financial forecasts for EFL prepared by EFL’s management. CCW calculated terminal value ranges for EFL by applying a range of terminal forward net income multiples of 12.0x to 13.0x to EFL’s calendar year 2011 estimated net income and by applying a range of terminal book value multiples of 1.22x to 1.32x to EFL’s estimated book value, excluding the impact of unrealized gains and losses, as of December 31, 2010. Distributable cash flows and terminal values were then discounted to present values using a range of discount rates of 11.0% to 12.0%. This analysis indicated an overall mean implied per share equity reference range for EFL of approximately $27.48 and $30.77.
     Premiums Paid Analysis. CCW reviewed the premiums paid in 118 transactions announced since January 1, 1996 with transaction values in excess of $50 million in which a controlling stockholder purchased outstanding minority interests in a publicly traded company. These transactions included 29 transactions in which the acquired company was a financial institution, nine transactions in which the acquired company was an insurance company and 74 all-cash transactions. CCW calculated the premiums paid in the selected transactions as a percentage of the closing stock price for the target companies in such transactions one trading day prior to public announcement of the relevant transaction. CCW then applied a selected range of premiums derived from all of the transactions, those involving a financial institution, those involving an insurance company and those that were all-cash transactions to the closing price of EFL common stock on February 10, 2006. This analysis indicated an overall mean implied per share equity reference range for EFL of approximately $31.66 and $34.35.
Houlihan Lokey Letter
     The ad-hoc committee retained Houlihan Lokey to prepare a letter expressing Houlihan Lokey’s judgment as to whether the assumptions used, and arithmetic calculations reflected, in the financial analyses included in the CCW Presentation were reasonable. Houlihan Lokey is an international investment banking firm that provides a wide range of services, including mergers and acquisitions, financings and financial opinions and advisory services. Among the reasons that the ad-hoc committee selected Houlihan Lokey was its extensive experience valuing insurance companies, its reputation within the insurance industry, together with the experience and qualifications of the individual team members that Houlihan Lokey would devote to the engagement, and the absence of any prior or existing investment banking relationship with Erie Indemnity or the Exchange. See Section 15, “The Offer — Fees and Expenses” for a description of the fee arrangement between Houlihan Lokey and Erie Indemnity.
     The complete text of the Houlihan Lokey Letter has been filed as an exhibit to the Schedule TO filed by Erie Indemnity, the Exchange and the Purchaser with the SEC in connection with the Offer and is available for inspection and copying at Erie Indemnity’s principal executive offices during regular business hours by any interested shareholder of EFL or any representative of such shareholder who has been so designated in writing and also may be inspected and copied at the office of, and obtained by mail from, the SEC. The summary of the letter set forth below is qualified in its entirety by reference to such letter. Shareholders are urged to read the letter carefully in its entirety for a description of the procedures followed, the limitations on the review made, the factors considered and the assumptions made by Houlihan Lokey. The Houlihan Lokey Letter was provided to the ad-hoc committee for its use and benefit in connection with its consideration of the assumptions used, and arithmetic calculations reflected, in the financial analyses included in the CCW Presentation and does not address any other aspect of the proposed Offer and does not constitute a recommendation as to how any shareholder should vote or act with respect to any matters relating to the Offer.
     In connection with preparing its letter, Houlihan Lokey reviewed the CCW Presentation and certain publicly available market information with respect to EFL, companies comparable to EFL and transactions comparable to the proposed Offer. In addition, Houlihan Lokey conducted a limited review of the EFL projections provided to Houlihan Lokey, which were assumed to be accurate and reasonable.
     The Houlihan Lokey Letter does not constitute an opinion concerning the fairness from a financial point of view to Erie Indemnity or any of its affiliates or any security holder of EFL of any consideration that may be paid or received pursuant to the Offer. Houlihan Lokey was not requested to provide such an opinion, did not perform an analysis sufficient to provide such an opinion, and accordingly did not express any such opinion. In addition, Houlihan Lokey was not requested to perform, and did not perform, an evaluation or appraisal of the assets or liabilities of EFL. The conclusion of Houlihan Lokey set forth in its letter addresses only Houlihan Lokey’s view of the reasonableness of the assumptions used, and arithmetic calculations reflected, in the financial analyses included in the CCW Presentation.
     Further, the Houlihan Lokey Letter also does not address (i) the underlying business decision of Erie Indemnity, its security holders or any other party to proceed with or effect the Offer, or (ii) the relative merits of the Offer compared to any alternative business strategies that might exist for Erie Indemnity or the effect of any other transaction in which Erie Indemnity might engage. Houlihan Lokey was not engaged to (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Offer or any alternatives to the Offer, (b) negotiate the terms of the Offer, (c) advise Erie Indemnity’s board of directors, Erie Indemnity or any other party with respect to alternatives to the Offer or (d) provide any advice to the Erie Indemnity board of directors or Erie Indemnity regarding the Offer with respect to pricing or timing.
     Conclusion. On March 17, 2006, based upon and subject to the foregoing, it was Houlihan Lokey’s belief that the assumptions used by CCW in the CCW Presentation, and the arithmetic calculations performed by CCW utilizing such assumptions, were reasonable for the purpose of determining a reference range of values for EFL shares.
EFL Financial Projections
     Projections Prepared by EFL. EFL does not, as a matter of course, make public forecasts or projections as to future premiums, revenues, earnings or other income statement data, cash flows and financial position information. However, as part of an annual review of EFL’s business model, including product profitability and other key business indicators, management prepared financial projections as of February 2006 for 2006, 2007 and 2008, which were provided to Erie Indemnity’s board of directors, CCW and Houlihan Lokey, as well as net income projections as of February 2006 for 2009, 2010 and 2011 prepared by management, which were provided to CCW and Houlihan Lokey (collectively, the “EFL Projections”).

     The following is a summary of the EFL Projections:

(In thousands, except percentages)	2006	2007	2008
Net policy revenues	$61,078	$62,690	$65,123
Net investment income and other revenues	85,376	82,347	81,137

Total revenues	146,454	145,037	146,260
Total benefits and expenses	114,314	112,086	104,541

Income before income taxes	32,140	32,951	41,719
Provision for income taxes	11,226	11,497	14,553

Net income	$20,914	$21,454	$27,166

Total return on average equity	8.0%	7.8%	9.3%

Total assets	$1,788,958	$1,802,096	$1,820,946
Total liabilities	$1,520,390	$1,520,390	$1,520,390
Shareholders’ equity	$268,568	$281,706	$300,556

(In thousands)	2009	2010	2011
Net income	$28,633	$30,179	$31,803
     Key Assumptions. The 2006, 2007 and 2008 projections were based on assumptions made by EFL’s management. The projections assume, among other things, growth in policy revenues of 2.7%, 2.6% and 3.9%, growth (decline) in total revenue of (1.6)%, (1.0)% and 0.8%, reduction in benefits and expenses of 8.2%, 1.9% and 6.7% and growth in GAAP assets of 0.7%, 0.7% and 1.0%, in 2006, 2007 and 2008, respectively. The 2009, 2010 and 2011 projections assume, among other things, growth in net income of 5.4% in each year.
     Cautionary Statement Concerning Projections. The EFL Projections have been included in this Offer to Purchase for the limited purpose of giving shareholders access to financial projections that were prepared by management and shared with Erie Indemnity’s board of directors, CCW and Houlihan Lokey. Such information was prepared by management for internal use and not with a view to publication.
     The EFL Projections were based on assumptions concerning EFL product revenue, policy lapse, mortality, interest spread and expense assumptions and other revenue and operating expense assumptions. Projected information of this type is considered a forward-looking statement based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies, including those risks described in EFL’s filings with the SEC. These uncertainties and contingencies are difficult to predict, and many are beyond the ability of any company to control. Accordingly, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than those set forth above. In addition, the EFL Projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections and forecasts. Neither Erie Indemnity’s nor EFL’s independent registered public accountants have examined or applied any agreed-upon procedures to this information and, accordingly, assume no responsibility for the accuracy of the EFL Projections.

Neither the Purchaser, Erie Indemnity nor the Exchange makes any representation to any holder of Shares regarding the EFL Projections or intends to update or otherwise revise the EFL Projections included in this Offer to Purchase to reflect circumstances existing after the date when the EFL Projections were made or reflect the occurrence of future events.
EFL’s Board of Directors Has Determined to Remain Neutral and Will Make No Recommendation with Respect to the Offer or the Merger
     EFL is required by the federal securities laws to provide EFL shareholders with a Solicitation/Recommendation Statement on Schedule 14D-9. This statement will contain important information and may include certain material non-public information that EFL believes is necessary for shareholders to make a decision with respect to the Offer. We urge all EFL shareholders to review this statement carefully when it becomes available.
     Under SEC rules, EFL’s board of directors is required to (i) make a recommendation, (ii) state that it is neutral or (iii) state that it is unable to take a position with respect to the Offer in the Schedule 14D-9. In evaluating the Offer and the Merger, you should be aware that all of the members of EFL’s board of directors are also directors of Erie Indemnity and may be regarded as having actual and potential conflicts of interest with respect to the Offer and the Merger. For this reason, EFL’s board of directors has determined to remain neutral, will make no recommendation with respect to the Offer or the Merger and will not make any recommendation to EFL shareholders as to whether they should tender their Shares in the Offer. Both Erie Indemnity’s and EFL’s board of directors urge each shareholder to make its own decision as to the acceptability of the Offer, including the Offer price.
Terms and Structure of Erie Indemnity’s and the Exchange’s Ownership and Operating Relationships with EFL
     Voting Control. EFL is controlled by Erie Indemnity and the Exchange, which exercise voting control over all matters requiring shareholder approval including the election of directors and the approval of significant corporate transactions. Erie Indemnity and the Exchange own 21.6% and 53.5%, respectively, of the outstanding shares of EFL common stock.
     EFL has engaged in certain transactions and is a party to certain arrangements with Erie Indemnity and the Exchange and certain of their affiliates. Information regarding these transactions, including the amounts involved, is set forth in this section and in note 11 to the consolidated financial statements included in EFL’s Annual Report for 2005 on Form 10-K filed on March 8, 2006. The description provided in this Offer for Purchase regarding these transactions is qualified by reference to EFL’s Form 10-K. See Section 7, “The Offer — Certain Information Concerning EFL — Available Information.”
     Expense Allocations. EFL, Erie Indemnity and the Exchange share common facilities and services. The actual costs of such common services are allocated to EFL based upon EFL’s usage. In addition, Erie Indemnity is the common paymaster for the Erie Insurance Group. EFL reimburses Erie Indemnity for operating expenses, including salary and benefit costs. Operating expenses of EFL paid by Erie Indemnity are reimbursed on a monthly basis. The amount of these reimbursements totaled $30.7 million, $26.1 million and $23.6 million for 2005, 2004 and 2003, respectively. No interest is charged or received on these intercompany balances due to the timely settlement terms and nature of the items.
     The employees of EFL participate in the pension and other employee benefit plans of Erie Indemnity. The pension benefits are based on years of service and salary. Pension costs are funded by Erie Indemnity in amounts sufficient to at least meet ERISA minimum funding requirements. EFL, through Erie Indemnity, also participates in certain deferred compensation and supplemental pension plans for certain executive and senior officers. The amounts recorded by EFL for the deferred compensation and supplemental pension plan totaled $1.3 million in 2005 and $1.1 million in 2004 and 2003. These costs are settled in cash to Erie Indemnity as payments are made under these plans. The pension and related benefit costs allocated to EFL from Erie Indemnity was $0.7 million, $0.6 million and $0.2 million in 2005, 2004 and 2003, respectively.
     In 2004, EFL established an agent bonus program. The bonus is calculated based on various factors, including levels of life commissions paid to an agency and an agency’s property/casualty insurance production levels. The bonuses are paid to the agents by Erie Indemnity. EFL in turn reimburses Erie Indemnity. Cash payments to Erie Indemnity relating to these bonuses totaled $2.0 million in 2005. No payments were made to Erie Indemnity relating to this bonus program in 2004.
     Surplus Notes. EFL has issued surplus notes to each of Erie Indemnity and the Exchange. A surplus note is a debt instrument issued by an insurance company that is subordinated to the rights of the policyholders of the company that issued the surplus note. Interest and principal payments on surplus notes issued by EFL are subject to prior approval by the Pennsylvania Insurance Commissioner.
     In 2003, EFL issued a surplus note to Erie Indemnity for $25 million bearing an annual interest rate of 6.70%, scheduled to be paid semi-annually. The surplus note is payable on demand on or after December 31, 2018. Interest paid on this note totaled $1.7 million in each of 2005 and 2004. During the fourth quarter of 2005, EFL retired a $15 million surplus note due to Erie Indemnity. Interest paid on this note totaled $1.0 million in each of 2005 and 2004.
     Also, during the fourth quarter of 2005, EFL issued a $20 million surplus note to the Exchange. This surplus note bears an annual interest rate of 6.26% and interest is scheduled to be paid semi-annually. The surplus note is payable on demand on or after December 31, 2025. No interest was paid on this note in 2005.
     Real Estate. EFL owns certain real estate it leases to Erie Indemnity. Rentals paid by Erie Indemnity to EFL totaled $0.3 million in each of 2005, 2004 and 2003. Future minimum rentals under this agreement are as follows (in thousands):

Year Ending	Rental
December 31	Payment
2006	$337
2007	341
2008	114

Total	$792

     Software and equipment. Erie Indemnity purchased certain software and equipment that is used by EFL. Depreciation and applicable interest are charged to EFL throughout the estimated useful life of the asset and is included in general expenses. Depreciation and interest charged EFL amounted to $0.7 million in each of 2005, 2004 and 2003.
     Annuities. The Erie Insurance Group Retirement Plan purchases individual annuities for some terminated vested employees or beneficiaries receiving benefits from EFL. These annuities are nonparticipating contracts under which EFL has unconditionally contracted to provide specified benefits to beneficiaries in return for a fixed premium from the plan. Annuity deposit balances outstanding relating to pension annuities sold to the Erie Insurance Group Retirement Plan were $41.2 million and $43.0 million at December 31, 2005 and 2004, respectively.
     The Erie Insurance Group 401(k) plan for employees includes an EFL group annuity as an investment option. Annuity deposit balances outstanding relating to 401(k) contributions from employees were $32.6 million and $30.2 million at December 31, 2005 and 2004, respectively.
     The Erie Insurance Group affiliated property/casualty insurance companies periodically purchase annuities from EFL in connection with the structured settlement of claims. The reserves held for structured settlement annuities sold to the affiliated property/casualty insurance companies totaled $216.1 million and $213.7 million at December 31, 2005 and 2004, respectively.
Erie Indemnity’s and the Exchange’s Plans for EFL
     Except as otherwise described in this Offer to Purchase, neither Erie Indemnity nor the Exchange has any current plans or proposals or negotiations that relate to or would result in:
•	an extraordinary corporate transaction involving EFL, such as a merger, reorganization or liquidation;

•	any purchase, sale or transfer of a material amount of assets of EFL;

•	except for electing two new directors, who were initially elected as directors of Erie Indemnity in April 2006, any change in the management or board of directors of EFL or any change in any material term of the employment contract of any executive officer; or

•	any other material change in EFL’s corporate structure or business.
     In connection with the Offer and the Merger, Erie Indemnity, on behalf of itself and the Exchange, expects to review EFL and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to consider and determine what changes, if any, would be appropriate or desirable following the Merger. Erie Indemnity, on behalf of itself and the Exchange, expressly reserves the right to make any changes that it deems necessary, appropriate or convenient in light of its review or in light of future developments. Erie Indemnity, on behalf of itself and the Exchange, expects that following the Merger quarterly dividend payments will be eliminated and certain business functions will be outsourced. It is also expected that Erie Indemnity or the Exchange will provide capital to EFL in exchange for surplus notes. Other changes could include, among other things, changes in EFL’s business, corporate structure, articles of incorporation, by-laws, capitalization or management. Erie Indemnity and the Exchange currently intend to retain the shares of EFL common stock acquired pursuant to the Offer and the Merger and have no plans currently to issue capital stock to any third party, although a transaction may be considered pursuant to which EFL would become a wholly owned subsidiary of the Exchange.
Conduct of EFL’s Business if the Offer Is Not Completed
     If the Offer is not completed because the Minimum Condition is not satisfied or another condition is not satisfied or waived, Erie Indemnity, the Exchange and the Purchaser expect that EFL’s current management will continue to operate the business of EFL substantially as presently operated. However, in that event, Erie Indemnity and the Exchange will re-evaluate the role of EFL within the overall strategy being pursued by Erie Indemnity and the Exchange. It is unlikely that Erie Indemnity and the Exchange would provide capital to EFL in exchange for surplus notes to satisfy EFL’s capital needs and strengthen EFL’s rating with A.M. Best Company unless the shareholder dividends historically paid to EFL shareholders, which reduces capital available to EFL, were eliminated. In addition, Erie Indemnity and the Exchange may consider alternative transactions to reduce or eliminate the public minority interest in EFL, including engaging in open market or privately negotiated purchases of shares of EFL common stock to increase Erie Indemnity’s and the Exchange’s aggregate ownership of the shares of EFL common stock at prices solely determined by Erie Indemnity to at least 80% of the then outstanding shares of EFL common stock and then effecting a short-form merger.
     If Erie Indemnity, the Exchange and the Purchaser were to pursue any of these alternatives, it might take considerably longer for the public shareholders of EFL to receive any consideration for their Shares, other than through sales in the open market, than if they had tendered their Shares in the Offer. Any such transaction may result in proceeds per share to the public shareholders of EFL that are more or less than or the same as the Offer price.

THE OFFER
1. Terms of the Offer
     Upon the terms and subject to the conditions set forth in the Offer, including the terms and conditions set forth in Section 11, “The Offer — Certain Conditions of the Offer,” and if the Offer is extended or amended, the terms and conditions of such extension or amendment (the “Offer Conditions”), the Purchaser will accept for payment, and pay for, Shares validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn as permitted by Section 4, “The Offer — Rights of Withdrawal.” The term “Expiration Date” means 11:59 p.m., New York City time, on May 24, 2006, unless and until the Purchaser shall have extended the period for which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date on which the Offer, as so extended by the Purchaser, shall expire. The period until 11:59 p.m., New York City time, on May 24, 2006, as such may be extended is referred to as the “Offering Period.”
     Subject to the applicable rules and regulations of the SEC, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Offering Period by giving oral or written notice of such extension to the Depositary. During any such extension of the Offering Period, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such shareholder’s Shares. See Section 4, “The Offer — Rights of Withdrawal.”
     Subject to the applicable regulations of the SEC, the Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time prior to the Expiration Date, to:
•	delay acceptance for payment of or, regardless of whether such Shares were theretofore accepted for payment, payment for, any tendered Shares, or to terminate or amend the Offer as to any Shares not then paid for, on the occurrence of any of the events specified in Section 11, “The Offer — Certain Conditions of the Offer;” and

•	waive any condition and to set forth or change any other term and condition of the Offer except as otherwise specified in Section 11, “The Offer — Certain Conditions of the Offer;”
in each case, by giving oral or written notice of such delay, termination or amendment to the Depositary and by making a public announcement thereof. If the Purchaser accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered during the Offering Period and not withdrawn, and, on the terms and subject to the conditions of the Offer, including, but not limited to, the Offer Conditions, it will promptly pay for all Shares so accepted for payment. The Purchaser confirms that its reservation of the right to delay payment for Shares that it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.
     Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law, including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change, and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.
     If, during the Offering Period, the Purchaser, in its sole discretion, shall increase or decrease the consideration offered to holders of Shares, such increase or decrease shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any increase or decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten-business day-period. The Purchaser confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in or waivers of the terms of the Offer or information concerning the Offer, other than a change in price or change in percentage of securities sought, will depend upon the relevant facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated its views that an offer must remain open for a minimum period of time following a material change in the terms of the offer and that waiver of a material condition is a material change in the terms of the offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published or sent or given to security holders and that, if material changes are made with respect to information that approaches the significance of price and percentage of shares sought, a minimum of ten business days may be required to allow for adequate dissemination to shareholders and investor response. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:00 a.m. through 11:59 p.m., New York City time.
     Erie Indemnity and the Exchange have exercised their rights as shareholders of EFL to request EFL’s shareholder list and security position listings for the purpose of disseminating the Offer to shareholders. EFL has provided the Purchaser with EFL’s shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar person whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.
2. Acceptance for Payment and Payment for Shares
     Upon the terms and subject to the conditions of the Offer, including the Offer Conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment, the Purchaser will accept for payment, and will pay for, Shares validly tendered and not withdrawn as promptly as practicable after the expiration of the Offering Period. Subject to applicable rules of the SEC, the Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. See Section 11, “The Offer —

Certain Conditions of the Offer.” In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:
•	certificates evidencing such Shares, or a confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”);

•	a properly completed and duly executed Letter of Transmittal, or facsimile thereof, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined herein) in lieu of the Letter of Transmittal; and

•	any other required documents.
     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving payments from the Purchaser and transmitting such payments to the tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.
     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering shareholder, or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, “The Offer — Procedure for Tendering Shares,” such Shares will be credited to an account maintained with the Book-Entry Transfer Facility, as soon as practicable following expiration or termination of the Offer.
     The Purchaser reserves the right to transfer or assign in whole or in part from time to time to one or more of its affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.
3. Procedure for Tendering Shares
     Valid Tender. To tender Shares pursuant to the Offer,
•	a properly completed and duly executed Letter of Transmittal, or a facsimile thereof, in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for Shares to be tendered and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase;

•	such Shares must be delivered pursuant to the procedures for book-entry transfer described below, and the Book-Entry Confirmation of such delivery received by the Depositary, including an Agent’s Message (as defined herein) if the tendering shareholder has not delivered a Letter of Transmittal prior to the Expiration Date; or

•	the tendering shareholder must comply with the guaranteed delivery procedures set forth below.
The term “Agent’s Message” means a message transmitted electronically by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.
     Book-Entry Delivery. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal or a facsimile thereof, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY’S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.
     Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered holders (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Purchaser, proper evidence satisfactory to the Purchaser of their authority to so act must be submitted. See Instructions 1 and 5 to the Letter of Transmittal.
     Guaranteed Delivery. A shareholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following all of the procedures set forth below:
•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

•	the certificates for all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation with respect to all such Shares, together with a properly completed and duly executed Letter of Transmittal, or facsimile thereof, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, are received by the Depositary within three trading days after the date of receipt by the Depository of such Notice of Guaranteed Delivery. A “trading day” is any day on which the OTC Bulletin Board is open for business.
     The Notice of Guaranteed Delivery may be delivered by hand or mail to the Depositary or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.
     THE METHOD OF DELIVERY OF THE SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY, INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION. IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE SHAREHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.
     Other Requirements. Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares or a timely Book-Entry Confirmation with respect to such Shares into the Depositary’s account at the Book-Entry Transfer Facility, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE TENDERED SHARES BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.
     Tender Constitutes an Agreement. The valid tender of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.
     Appointment of Proxies. By executing a Letter of Transmittal as set forth above, the tendering shareholder irrevocably appoints designees of the Purchaser as such shareholder’s attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such shareholder’s rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser, and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, the Purchaser deposits the payment for such Shares with the Depositary. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given, and, if given, will not be deemed effective. The Purchaser’s designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the shareholders of EFL, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser’s payment for such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares.
     Determination of Validity. All questions as to the validity, form, eligibility, including time of receipt, and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser’s counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived to the satisfaction of the Purchaser. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser’s interpretation of the terms and conditions of the Offer will be final and binding.
     Backup Withholding. In order to avoid “backup withholding” of federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder’s correct taxpayer identification number, or “TIN”, on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder’s correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the “IRS”) may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 28%. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained by filing a tax return with the IRS. All shareholders who are United States persons surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary. Certain shareholders, including, among others, all corporations and certain foreign individuals and entities, are not subject to backup withholding. Non-corporate foreign shareholders should complete and sign the main signature form and a statement, signed under penalties of perjury, attesting to that shareholder’s exempt status, in order to avoid backup withholding. See Instruction 8 to the Letter of Transmittal. Such forms may be obtained from the Depositary.
4. Rights of Withdrawal
     Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offering Period and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after May 24, 2006.
     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number or amount of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3, “The Offer — Procedure for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. None of Erie Indemnity, the Exchange, the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.
     Withdrawals of tender for Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3, “The Offer — Procedure for Tendering Shares,” at any time prior to the Expiration Date.

     If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to the Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as set forth in this Section 4. Any such delay will be accompanied by an extension of the Offer to the extent required by law.
5. Certain United States Federal Income Tax Consequences of the Offer
     The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable current and proposed United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect, at any time and, therefore, the following statements and conclusions could be altered or modified. The discussion does not address holders of Shares in whose hands Shares are not capital assets, nor does it address holders who hold Shares as part of a hedging, “straddle,” conversion or other integrated transaction, as compensation, or to holders of restricted shares received as compensation or to holders of Shares who are in special tax situations such as insurance companies, tax-exempt organizations, financial institutions, United States expatriates or non-United States persons. Furthermore, the discussion does not address the tax treatment of holders who exercise appraisal rights in the Merger, nor does it address any aspect of state, local or foreign taxation or estate and gift taxation.
     The United States federal income tax consequences set forth below are included for general informational purposes only and are based upon current law. The following summary does not purport to consider all aspects of United States federal income taxation that might be relevant to shareholders of EFL. Because individual circumstances may differ, each holder of Shares should consult such holder’s own tax advisor to determine the applicability of the rules discussed below to such shareholder and the particular tax effects of the Offer and the Merger, including the application and effect of state, local and other tax laws.
     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and also may be a taxable transaction under applicable state, local, foreign and other income tax laws. In general, for United States federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the holder’s adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. If the Shares exchanged constitute capital assets in the hands of the shareholder, gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 15% if the Shares were held for more than one year on the date of sale (or, if applicable, the date of the Merger), and if held for one year or less they will be subject to tax at ordinary income tax rates. Certain limitations may apply on the use of capital losses.

     Payments in connection with the Offer or the Merger may be subject to “backup withholding” at a 28% rate. Backup withholding generally applies if a holder (a) fails to furnish its social security number or TIN, (b) furnishes an incorrect TIN, (c) fails properly to include a reportable interest or dividend payment on its United States federal income tax return or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations, financial institutions and certain foreign shareholders if such foreign shareholders submit a statement, signed under penalties of perjury, attesting to their exempt status. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each shareholder should consult such shareholder’s own tax advisor as to its qualification for exemption from backup withholding and the procedure for obtaining such exemption.
     All shareholders who are United States persons surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Non-corporate foreign shareholders should complete and sign the main signature form and a statement, signed under penalties of perjury, attesting to that shareholder’s exempt status (such forms can be obtained from the Depositary), in order to avoid backup withholding.
     THE INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO SHAREHOLDERS IN SPECIAL SITUATIONS SUCH AS SHAREHOLDERS WHO ARE NOT UNITED STATES PERSONS. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.
6. Price Range of Shares; Dividends
     Shares of EFL common stock are traded on the OTC Bulletin Board under the symbol “ERIF.OB.” The following table sets forth, for each of the quarters indicated, the high ask and low sales prices on the OTC Bulletin Board as reported by published financial sources, together with dividends declared:

	Sales Price
			Dividends
	High	Low	Declared
2004:
First Quarter	$33.50	$29.00	$0.22
Second Quarter	36.00	31.00	0.22
Third Quarter	35.00	31.35	0.44
Fourth Quarter	32.00	31.35	—

	Sales Price
			Dividends
	High	Low	Declared
2005:
First Quarter	$33.00	$31.35	$0.22
Second Quarter	32.00	31.55	0.22
Third Quarter	31.74	28.75	0.44
Fourth Quarter	29.00	27.50	—
2006:
First Quarter	$31.61	$26.50	$0.22
Second Quarter (through April 26, 2006)	31.60	30.50	0.22
     On March 21, 2006, the last trading day before we announced our intention to commence the Offer, the closing price per share, as reported on the OTC Bulletin Board, was $30.00. There were no trades on March 21, 2006 and on March 20, 2006, the price per share moved from a starting price of $27.25 per share to a closing price of $30.00 per share on reported volume of 796 shares. In the 90 trading days immediately prior to the public announcement of the Offer, the previous highest closing price was $28.65 per share in mid-November 2005. As of April 26, 2006, the last trading day before the commencement of the Offer, the closing price of the shares on the OTC Bulletin Board was $31.31 per share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR SHARES OF EFL COMMON STOCK.
7. Certain Information Concerning EFL
     The information concerning EFL contained in this Offer to Purchase, including that set forth below under the caption “Selected Financial Information,” has been furnished by EFL or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Neither the Purchaser, Erie Indemnity nor the Exchange have any knowledge that would indicate that any statements contained herein based on such documents and records are untrue, or of any failure by EFL to disclose events that may have occurred or may affect the significance or accuracy of any such information but are unknown to the Purchaser, Erie Indemnity or the Exchange.
     Shareholders are urged to review publicly available information concerning EFL before acting on the Offer.
     General. EFL is a Pennsylvania stock life insurance company with its principal corporate offices located at 100 Erie Insurance Place, Erie, Pennsylvania 16530 (telephone number 814-870-2000). EFL is primarily engaged in the business of underwriting and selling nonparticipating individual and group life insurance policies, annuities and disability income products.
     Intent to Tender; Recommendation; EFL Opinion. As of the date hereof, (i) none of EFL, its executive officers, directors or affiliates have made any public recommendation with respect to the Offer and (ii) EFL has not made public any appraisal, report or opinion on the fairness of this transaction. To assure accurate calculation of whether the Minimum Condition has been satisfied, each of the directors and executive officers of Erie Indemnity has agreed to refrain from tendering any Shares in the Offer with respect to which they have reported direct or indirect beneficial ownership.

Erie Indemnity has not received such an agreement, however, from two shareholders in which two Erie Indemnity directors have indirect interests. Although these two directors disclaim beneficial ownership of the 154,482 Shares owned by these two shareholders, those 154,482 Shares will be assumed to have been tendered, which will increase the number of shares required to satisfy the Minimum Condition by 154,482 Shares. All of the directors and executive officers of EFL are also directors and executive officers of Erie Indemnity.
     Available Information. EFL is subject to certain of the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning EFL’s directors and executive officers, their remuneration, the principal holders of EFL’s securities, any material interests of such persons in transactions with EFL and other matters is disclosed reports and other information filed with the SEC. Such reports and other information may be inspected, without charge, at the offices of the SEC, or obtained at prescribed rates from the Public Reference Section of the SEC at Room 580, 100 F Street, N.E., Washington, D.C. 20549 and can be obtained electronically on the SEC’s website at http://www.sec.gov.
     Selected Financial Information. The following table sets forth summary historical financial data for EFL as of and for each of the years ended December 31, 2004 and 2005.
     This data and the comparative per share data set forth below are extracted from, and should be read in conjunction with, the audited financial statements and other financial information contained in EFL’s Annual Report on Form 10-K for 2005, including the notes thereto, filed with the SEC on March 8, 2006. More comprehensive financial information is included in such reports, including management’s discussion and analysis of financial condition and results of operation and other documents filed by EFL with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth above.

(In thousands, except per share information)	2004	2005
Net policy revenues	$56,548	$59,492
Investment income and other revenues	93,285	89,384

Total revenue	149,833	148,876
Total benefits and expenses	104,541	124,561

Income before income taxes	45,292	24,315
Provision for income taxes	15,660	7,776

Net income	$29,632	$16,539

Total assets	$1,661,440	$1,776,360
Total liabilities	$1,389,912	$1,520,390
Shareholders’ equity	$271,528	$255,970

Dividends declared per share	$0.88	$0.88
Average shares of common stock outstanding	9,450	9,450

     Comparative Per Share Data. The following table sets forth certain historical per share data for EFL. Basic and diluted earnings per share and book value per share is presented for each of the years ended December 31, 2004 and 2005.
     Book value per share is not a term defined by GAAP. Book value per share is calculated by dividing shareholders’ equity by the weighted average number of shares of common stock outstanding.

	2004	2005

Basic and diluted net income per share	$3.14	$1.75
Book value per share	$28.73	$27.09
8. Certain Information Concerning the Purchaser, Erie Indemnity and the Exchange
     General. The Purchaser is a Pennsylvania corporation that currently does not own any shares of EFL common stock. The Purchaser is owned 21.6% by Erie Indemnity and 78.4% by the Exchange.
     Erie Indemnity is a Pennsylvania corporation that operates predominantly as a provider of management services to the Exchange. Erie Indemnity also operates as a property and casualty insurer through its subsidiaries. Erie Indemnity has served since 1925 as the attorney-in-fact for the policyholders of the Exchange. The Exchange is a Pennsylvania reciprocal insurance exchange, which is an unincorporated association of individuals, partnerships and corporations that agree to insure one another. Each applicant for insurance to a reciprocal insurance exchange signs a subscriber’s agreement, which contains an appointment of an attorney-in-fact. As attorney-in-fact, Erie Indemnity is required to perform certain services relating to the sales, underwriting and issuance of policies on behalf of the Exchange.
     The Exchange and its property and casualty subsidiary and Erie Indemnity’s three property and casualty subsidiaries write personal and commercial lines property and casualty coverages exclusively through more than 7,800 independent agents and pool their underwriting results.
     The principal executive offices of the Purchaser, Erie Indemnity and the Exchange are located at 100 Erie Insurance Place, Erie, Pennsylvania 16530 (telephone number 814-870-2000).
     Neither the Purchaser, Erie Indemnity nor the Exchange have made any arrangements in connection with the Offer to provide holders of Shares to obtain counsel or appraisal services at their expense. For discussion of appraisal rights, see Section 9, “The Offer — Merger; Appraisal Rights; Rule 13e-3.”
     Interests of Executive Officers and Directors of Erie Indemnity. The name, citizenship, business address, current principal occupation, including the name, principal business and address of the organization in which such occupation is conducted, and material positions held during the past five years, of each of the directors and executive officers of Erie Indemnity and the Purchaser are set forth in Schedule A to this Offer to Purchase. Erie Indemnity serves as attorney-in-fact and conducts the business of the Exchange. The Exchange has no officers or directors. All of the directors and executive officers of EFL are also directors and executive officers of Erie Indemnity, which may be regarded as a conflict of interest. EFL reimburses Erie Indemnity for a portion of the compensation Erie Indemnity pays to its directors and executive officers.
     In addition, the ownership of Shares by certain executive officers and directors present such executive officers and directors with actual or potential conflicts of interest in determining the fairness of the Offer and the Merger to the shareholders of EFL other than Erie Indemnity and the Exchange. As of April 26, 2006, the directors and executive officers of Erie Indemnity and EFL were beneficial owners, as that term is defined under the Rule 13d-3 under the Exchange Act, of an aggregate of 32,967.34 Shares, which would be worth $1,054,954.88 if the Offer price were received for such Shares and had direct or indirect ownership interests in an aggregate of 214,098.34 Shares, which would be worth $6,851,146.88 if the Offer price were received for such Shares. F. William Hirt, a director of Erie Indemnity and EFL who owns directly 26,649 Shares, or 0.28% of the outstanding shares of EFL common stock, and whose wife owns directly an additional 26,649 Shares, abstained from voting on the Offer price as a result of this stock ownership. In addition, Jonathan Hirt Hagen and Susan Hirt Hagen, who are both directors of Erie Indemnity and EFL, abstained from voting on the Offer price. Jonathan Hirt Hagen, Susan Hirt Hagen and Susan Hirt Hagen’s husband, who is also Jonathan Hirt Hagen’s father, each own 300 Shares directly. In addition, as the general partner of the Hagen Family Limited Partnership, Susan Hirt Hagen’s husband has sole voting power and investment power over the 154,182 Shares, or 1.63% of the outstanding shares of EFL common stock, owned by the partnership. Both Susan Hirt Hagen and Jonathan Hirt Hagen are also limited partners in the partnership. Although in each situation beneficial ownership of such Shares are disclaimed, due to the relationships described above, Erie Indemnity has determined to treat the Shares owned by F. William Hirt’s wife as being owned by F. William Hirt and the Shares owned by Susan Hirt Hagen’s husband and the Hagen Family Limited Partnership as being owned by Susan Hirt Hagen and Jonathan Hirt Hagen solely for purposes of determining the number of Shares necessary to satisfy the Minimum Condition.
     In the past two years, neither Erie Indemnity, the Exchange nor the Purchaser have effectuated any transactions in EFL common stock. In addition, to the best of the respective knowledge of Erie Indemnity, the Exchange and the Purchaser, neither (i) any of the persons listed in Schedule A hereto, (ii) any associate or majority-owned subsidiary of Erie Indemnity, the Exchange or the Purchaser, (iii) EFL nor (iv) any pension, profit sharing or similar plan of EFL or its affiliates has effectuated any transactions in EFL common stock in the 60 days preceding the date of this Offer to Purchase, except for 1.88 shares of EFL common stock purchased by John T. Baily, a director of Erie Indemnity and EFL, through a dividend reinvestment program.
     Except as set forth under “Special Factors,” no negotiations, transactions or material contacts have taken place during the past two years among the Purchaser, Erie Indemnity or the Exchange, or, to the best of their respective knowledge, any of the persons listed in Schedule A hereto, on the one hand, and EFL or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of any class of EFL’s securities, an election of EFL’s directors or a sale or other transfer of a material amount of assets of EFL nor, to the respective knowledge of Erie Indemnity, the Exchange and the Purchaser have there been any negotiations or material contacts between (i) any affiliates of EFL or (ii) EFL or any of its affiliates and any person not affiliated with EFL who would have a direct interest in such matters. Except as described under “Special Factors”, neither Erie Indemnity, the Exchange nor the Purchaser, nor, to their respective knowledge, any of the persons listed in Schedule A hereto, has, since the date hereof, had any transaction with EFL or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer except as disclosed herein or in the reports EFL files with the SEC.
     J. Ralph Borneman, Jr., a director of EFL and Erie Indemnity, is an officer and principal shareholder of an insurance agency that receives insurance commissions in the ordinary course of business from EFL and the insurance companies managed by Erie Indemnity in accordance with the companies’ standard commission schedules and agents’ contracts. Payments made to the Borneman insurance agency for commissions written on insurance policies from the Erie Insurance Group amounted to $4,769,199 in 2005. Of this amount, EFL paid commissions totaling $80,131.
     Pursuant to previously approved compensation arrangements for executive officers, Erie Indemnity maintained split-dollar life insurance arrangements for the following former Chief Executive Officers: F. William Hirt, the Chairman of the Board of Directors, and Thomas B. Hagen, the husband of Susan Hirt Hagen, a director of EFL and Erie Indemnity and the father of Jonathan Hirt Hagen, a director of EFL and Erie Indemnity. Erie Indemnity also maintained split-dollar life insurance arrangements for two current executive officers: Jeffrey A. Ludrof, President and Chief Executive Officer and a director of EFL and Erie Indemnity, and Jan R. Van Gorder, Senior Executive Vice President, Secretary and General Counsel and a director of EFL and Erie Indemnity until April 2005. In 2003, Erie Indemnity negotiated the termination of these split-dollar arrangements.
     For all split-dollar insurance policies for which Thomas B. Hagen and Susan Hirt Hagen are the insureds, the policy owner in each case is an irrevocable trust created by the insured. With respect to the single life split-dollar insurance policies purchased in 1988 with Thomas B. Hagen or Susan Hirt Hagen as the insured, the policy owner entered into an agreement to reimburse Erie Indemnity on December 31, 2003 for insurance premiums it previously advanced totaling $258,008. Under the split-dollar agreement, this reimbursement was not due until the death of the insured for each policy. The owner of the policies borrowed against the policies to make this repayment. Beginning in 2004, Erie Indemnity agreed to provide annually to the policy owners, as indemnification for the early repayment, an amount equal to the interest on the policy loans, grossed up for income taxes. The amount of this payment for 2005 was $66,025.
     With respect to the single life split-dollar insurance policy purchased in 1988 with F. William Hirt as the insured, the policy owner entered into an agreement to reimburse Erie Indemnity on December 31, 2003 for insurance premiums it previously advanced totaling $256,662. Under the split-dollar agreement, this reimbursement was not due until the death of the insured. The owner of the policy borrowed against the policy to make this repayment. Beginning in 2004, Erie Indemnity agreed to provide annually to the insured, as indemnification for the early repayment, an amount equal to the interest on the policy loan, grossed up for income taxes. The amount of this payment for 2005 was $42,744. With respect to the second to die split-dollar life insurance policy purchased in 1990 with Mr. Hirt and his wife as the insureds, the policy owner entered into an agreement to reimburse Erie Indemnity on December 31, 2003 for insurance premiums it previously advanced totaling $914,304. Under the split-dollar agreement, this reimbursement was not due until the death of the respective insured. The owner of the policy borrowed against the policy to make this repayment. Beginning in 2004, Erie Indemnity agreed to provide annually to the insureds, as indemnification for the early repayment, an amount equal to the average value of the economic benefit to the insureds for the next five years. This value was derived from the P.S. 58 rates provided by the Internal Revenue Service to measure the taxable economic benefit received by employees from the pure insurance protection provided by split-dollar plans and qualified retirement plans. This payment totaled $70,645 in 2005.
     Effective May 1, 2003, Erie Indemnity entered into leases expiring on April 30, 2006 for each floor of a three-story office building, with a lower level basement, in Erie, Pennsylvania. The first two floors of the building were owned jointly by the Black Interests Limited Partnership, of which Samuel P. Black, III, a director of EFL and Erie Indemnity until December 2004, is the managing general partner and a limited partner, and by the estate of Mr. Black’s father, of which Mr. Black was executor. The lower level basement area is owned by Historic Square Properties, a general partnership in which Jan Van Gorder is a general partner with an approximately one-third economic interest. This lease transaction for the office building was authorized by the Erie Indemnity’s board of directors; Mr. Black and Mr. Van Gorder recused themselves from discussion of and voting on the lease transaction. In addition, the interests of Mr. Black and Mr. Van Gorder in the office building were disclosed to Erie Indemnity’s board of directors prior to its approval of the lease transaction. The amount of rent paid by Erie Indemnity to Historic Square Properties during 2005 was $32,000. In addition, Erie Indemnity made property tax reimbursement payments to Historic Square Properties in the amount of $3,593 during 2005. On August 29, 2005, Erie Indemnity exercised its option to extend the term of the leases to April 30, 2009.
     Intent to Tender. To assure accurate calculation of whether the Minimum Condition has been satisfied, each of the directors and executive officers of Erie Indemnity has agreed to refrain from tendering any Shares in the Offer with respect to which they have reported direct or indirect beneficial ownership. Erie Indemnity has not received such an agreement, however, from two shareholders in which two Erie Indemnity directors have indirect interests. Although these two directors disclaim beneficial ownership of the 154,482 Shares owned by these two shareholders, those 154,482 Shares will be assumed to have been tendered, which will increase the number of shares required to satisfy the Minimum Condition by 154,482 Shares.
     Available Information. Additional information concerning Erie Indemnity and the Exchange is set forth in Erie Indemnity’s Annual Report on Form 10-K for 2005, which may be obtained from the SEC in the manner set forth with respect to information concerning EFL in Section 7, “The Offer — Certain Information Concerning EFL.” The Annual Statements filed by the Exchange with the Insurance Department of the Commonwealth of Pennsylvania are available for inspection without charge at the Department’s offices at Strawberry Square, Harrisburg, Pennsylvania.
     Forward-Looking Statements. Statements that Erie Indemnity and the Exchange may publish, including those included in this Offer to Purchase, that are not purely historical and that relate to the Offer, the Merger, the Purchaser, Erie Indemnity, the Exchange or their respective businesses or proposed activities are “forward-looking statements.” These statements are based on Erie Indemnity management’s current expectations and involve risks and uncertainties that include (i) whether the conditions to the Offer will be satisfied, (ii) following the consummation of the Offer and the Merger, Erie Indemnity’s and the Exchange’s ability to retain key employees and expand product offerings and business successfully, (iii) general economic factors and capital market conditions and (iv) general insurance industry trends. Erie Indemnity and the Exchange caution the reader that these factors, as well as other factors described in Erie Indemnity’s SEC filings, are among the factors that could cause actual results to differ materially from the expectations described in the forward-looking statements.

9. Merger; Appraisal Rights; Rule 13e-3
     Merger. Section 1924(b) of the BCL provides that with respect to a merger between a corporation and an 80%-held subsidiary corporation, the plan of merger will be deemed adopted by an 80%-or more held subsidiary corporation when it has been adopted by the board of directors of the other corporation and neither approval of the plan by the board of directors or shareholders of the 80%-or more held subsidiary corporation nor the execution of articles of merger by the 80%-or more held subsidiary corporation are required to consummate the merger, which is also known as a “short-form merger.” If the Minimum Condition is met, Erie Indemnity and the Exchange will transfer the shares of EFL common stock they own to the Purchaser, and, because the Purchaser will own more than 80% of EFL common stock, the Purchaser will consummate a short-form merger with EFL without the approval or any other action on the part of the board of directors or the shareholders of EFL. The Merger is currently expected to occur promptly after completion of the Offer.
     THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES OR CONSENTS. ANY SUCH SOLICITATION THAT ERIE INDEMNITY, THE EXCHANGE OR THE PURCHASER MAY MAKE WILL BE MADE PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE EXCHANGE ACT.
     Appraisal Rights. Holders of Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, each holder of Shares who has properly demanded an appraisal under Section 1575 of the BCL will be entitled to such appraisal by the Pennsylvania Court of Common Pleas of the fair value of the holder’s Shares. In determining the fair value of the Shares subject to an appraisal demand, the Pennsylvania courts take into account all relevant factors and use three principal methods for valuation: (1) net asset value, including intangibles such as goodwill and going concern; (2) investment value, a measure of the Shares’ earning power and (3) market value. The value so determined could be more or less than or the same as the $32.00 per share cash consideration to be paid in the Offer and the Merger.
     Since holders of the Shares do not have appraisal rights in connection with the Offer, no demand for appraisal under Section 1575 of the BCL should be made at this time. Not later than ten days following the effective date of the Merger, the surviving corporation in the Merger will notify the record holders of the Shares as of the effective date of the Merger of the consummation of the Merger and of the availability of and procedure for demanding appraisal rights.
     If any holder of Shares who demands appraisal under Section 1575 of the BCL fails to perfect, or effectively withdraws or loses his right to appraisal as provided in the BCL, the Shares of such shareholder will be converted into the right to receive the $32.00 per share cash consideration offered in the Merger. A shareholder may withdraw his demand for appraisal by delivery to the Purchaser of a written withdrawal of his demand for appraisal.
     The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the BCL and is qualified in its entirety by the full text of Subchapter D and Section 1930 of the BCL, which is included as Schedule C to this Offer to Purchase.
     FAILURE TO FOLLOW THE STEPS REQUIRED BY THE BCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

     Rule 13e-3. Because Erie Indemnity and the Exchange are affiliates of EFL, the Offer and the Merger constitute a “going private” transaction as defined in Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning EFL and certain information relating to the fairness of the Offer and the Merger and the consideration offered to minority shareholders be filed with the SEC and disclosed to minority shareholders prior to consummation of the Merger. The Purchaser, Erie Indemnity and the Exchange have provided such information in this Offer to Purchase.
10. Source and Amount of Funds
     The Purchaser estimates that the total amount of funds required to purchase all of the outstanding Shares pursuant to the Offer and to pay related fees and expenses will be approximately $76.3 million. The Exchange has available, and will contribute to the Purchaser, all of the required cash. As of December 31, 2005, the Exchange had cash and cash equivalents available of $299.2 million and policyholders’ surplus of $3.38 billion, as determined in accordance with Statutory Accounting Principles. The Offer is not conditioned on obtaining any financing.
11. Certain Conditions of the Offer
     Notwithstanding any other provision of the Offer, the Purchaser is not required to accept for payment, or pay for, any Shares, may postpone the acceptance for payment of, or pay for, tendered Shares, and may, in its sole discretion, terminate or amend the Offer as to any Shares not then paid for if (i) at the expiration of the Offering Period, the Minimum Condition has not been satisfied or (ii) if on or after April 27, 2006, and at or prior to the time of the expiration of the Offer, any of the following events shall occur:
•	any preliminary or permanent judgment, order, decree, ruling, injunction, action, proceeding or application shall be pending or threatened before any court, government or governmental authority or other regulatory or administrative agency or commission, domestic or foreign, that would or might restrain, prohibit or delay consummation of, or materially alter or otherwise materially affect, the Offer or the Merger or materially impair the contemplated benefits of the Offer or the Merger to Erie Indemnity and the Exchange;

•	any statute, including without limitation any state anti-takeover statute, rule, regulation or order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed or become applicable or asserted to be applicable to the Offer or the Merger, which would or might restrain, prohibit or delay consummation of, or materially alter or otherwise materially affect, the Offer or the Merger or materially impair the contemplated benefits of the Offer or the Merger to Erie Indemnity and the Exchange;

•	any change, or any condition, event or development involving a prospective change, shall have occurred or be threatened that has or might have a materially adverse effect on the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations or prospects of EFL;

•	there shall have occurred (i) any general suspension of, or limitation on times or prices for, trading in securities on any national securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the outbreak or escalation of a war, whether or not declared, acts of terrorism, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation, whether or not mandatory, by any governmental authority on, or any other event that might affect the extension of credit by banks or other lending institutions, (v) a suspension of or limitation, whether or not mandatory, on the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

•	any tender or exchange offer with respect to some or all of the outstanding Shares other than the Offer, or a merger, acquisition or other business combination proposal for Erie Indemnity or EFL, other than the Offer and the Merger, shall have been proposed, announced or made by any person, entity or group; or

•	there shall have occurred or be in existence any other event, circumstance or condition, which, in the reasonable judgment of Erie Indemnity, would prevent Erie Indemnity, the Exchange or the Purchaser from effecting the Merger following the completion of the Offer;
which, in the reasonable judgment of the Purchaser and Erie Indemnity, on behalf of itself and the Exchange, with respect to each and every matter referred to above makes it inadvisable to proceed with the Offer or with the Merger.
     The foregoing conditions are for the sole benefit of the Purchaser, Erie Indemnity and the Exchange and may be asserted by the Purchaser, Erie Indemnity or the Exchange regardless of the circumstances, including any action or inaction by the Purchaser, Erie Indemnity or the Exchange giving rise to any such conditions, or may be waived by the Purchaser, Erie Indemnity or the Exchange in whole or in part, but only as to all Shares, at any time and from time to time in their reasonable discretion. The determination as to whether any condition has occurred shall be in the sole discretion of the Purchaser and Erie Indemnity, on behalf of itself and the Exchange, and will be final and binding on all parties. The failure by the Purchaser, Erie Indemnity or the Exchange at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Notwithstanding the foregoing, Erie Indemnity and the Exchange shall not purchase the Shares in the Offer if less than a majority of the outstanding shares of EFL common stock, other than shares owned by Erie Indemnity, the Exchange, the executive officers and directors of Erie Indemnity and the Erie Pension Plan, are validly tendered and not withdrawn.
     The Purchaser will make a public announcement of any termination of the Offer or any material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver. See Section 1, “The Offer — Terms of the Offer.”

12. Dividends and Distributions
     If, on or after the date hereof, EFL should (i) split, combine or otherwise change the shares of its common stock or its capitalization, (ii) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell additional shares of its common stock, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, to acquire any of the foregoing, then, subject to the provisions of Section 11, “The Offer — Certain Conditions of the Offer,” the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.
     If, on or after the date hereof, EFL should declare or pay any cash dividend on shares of its common stock or other distribution on shares of its common stock, or issue with respect to its common stock any additional shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to shareholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on EFL’s stock transfer records, then, subject to the provisions of Section 11, “The Offer — Certain Conditions of the Offer,” (i) the Offer price and other terms of the Offer may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (ii) the whole of any such noncash dividend, distribution or issuance to be received by the tendering shareholders will (a) be received and held by the tendering shareholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (b) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer price or deduct from the Offer price the amount or value thereof, as determined by the Purchaser in its sole discretion.
13. Certain Legal Matters
     General. Except as otherwise disclosed herein, the Purchaser, Erie Indemnity and the Exchange are not aware of any licenses or other regulatory permits that appear to be material to the business of EFL and that might be adversely affected by the acquisition of the Shares by the Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority that would be required for the acquisition or ownership of the Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. However, the Purchaser does not intend to delay the purchase of the Shares tendered pursuant to the Offer pending the outcome of any action or the receipt of any such approval. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to EFL’s business or that certain parts of EFL’s business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder. The Purchaser’s obligation under the Offer to accept for payment and pay for the Shares is subject to certain conditions. See Section 11, “The Offer — Certain Conditions of the Offer.”
     Pennsylvania Insurance Holding Companies Act. Section 1402 of the Pennsylvania Insurance Holding Companies Act provides that approval of the Pennsylvania Insurance Department is required prior to making an offer to acquire control of any domestic insurer through the acquisition of voting securities or otherwise. However, because Erie Indemnity and the Exchange already control EFL, the Pennsylvania Insurance Department has exempted the Offer and the Merger from the requirements of Section 1402.
     Antitrust Compliance. The Purchaser believes that the Offer and the Merger are exempt from the reporting requirements contained in the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Nevertheless, there can be no assurance that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be.
     State Takeover Laws. EFL conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Neither Erie Indemnity, the Exchange nor the Purchaser has determined whether any of these state takeover laws and regulations will by their terms apply to the Offer or the Merger, and, except as set forth above, neither Erie Indemnity, the Exchange nor the Purchaser has attempted to comply with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer. See Section 11, “The Offer — Certain Conditions of the Offer.”
14. Certain Effects of the Offer
     Participation in Future Growth. If you tender your Shares in the Offer, you will not have the opportunity to participate in the future earnings, profits and growth of EFL and will not have the right to vote on corporate matters relating to EFL. If the Offer and the Merger are completed, Erie Indemnity and the Exchange will together own a 100% interest in the net book value and net earnings of EFL and will benefit from any future increase in the value of EFL. Similarly, Erie Indemnity and the Exchange will bear the risk of any decrease in the value of EFL and you will not face the risk of a decline in the value of EFL. Upon the completion of the Merger, Erie Indemnity’s and the Exchange’s aggregate beneficial interest in EFL’s net book value and net earnings would increase from 75.1% to 100%.
     Market for Shares. Following the completion of the Offer and prior to the consummation of the Merger, the purchase of Shares by the Purchaser pursuant to the Offer or any subsequent open market or privately negotiated purchases would reduce the number of shares of EFL common stock that might otherwise trade publicly and may reduce the number of holders of EFL common stock.

This reduction could adversely affect the liquidity and market value of the remaining shares of EFL common stock held by the public.
     OTC Bulletin Board. Following the completion of the Offer and the Merger, shares of EFL common stock will no longer be quoted on the OTC Bulletin Board.
     Margin Regulations. The Shares are not currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System and this status will not be affected by the Offer or the Merger.
     Public Reporting Obligations. If the Offer and the Merger are completed, Erie Indemnity and the Exchange will cause EFL to make a filing to terminate EFL’s periodic reporting obligations with the SEC.
15. Fees and Expenses
     Except for the Information Agent, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of the Shares pursuant to the Offer.
     CCW is acting as financial advisor to Erie Indemnity in connection with Erie Indemnity’s potential acquisition of EFL. Erie Indemnity has agreed to pay CCW as compensation for its services an aggregate fee of $600,000, $100,000 of which has been paid and $500,000 of which is contingent on consummation of the Offer. In addition, Erie Indemnity has agreed to reimburse CCW for expenses incurred in connection with, and to indemnify CCW against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, the Offer and the Merger. In the ordinary course of business, CCW and its affiliates may actively trade the securities of EFL, Erie Indemnity and their affiliates for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. CCW and its affiliates in the past have provided services to Erie Indemnity unrelated to the Offer, for which services CCW and its affiliates have received compensation.
     The ad-hoc committee retained Houlihan Lokey to evaluate for Erie Indemnity’s board of directors assumptions used, and arithmetic calculations reflected, in CCW’s financial analyses of EFL. Erie Indemnity agreed to pay Houlihan Lokey a fee of $50,000, $25,000 of which was paid upon execution of the engagement letter with Houlihan Lokey and $25,000 of which was paid upon delivery of the Houlihan Lokey Letter. No portion of the fee was contingent upon the conclusions reached in the Houlihan Lokey Letter or consummation of the tender offer. Erie Indemnity also agreed to reimburse Houlihan Lokey’s reasonable out-of-pocket expenses, including the fees and expenses of its counsel, in connection with preparation of the engagement letter and the Houlihan Lokey Letter. Erie Indemnity has agreed to indemnify Houlihan Lokey against certain liabilities, including under the federal securities laws.
     The Purchaser has also retained Georgeson Shareholder Communications Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, e-mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for such services, plus reimbursement of out-of-pocket expenses. Erie Indemnity has agreed to indemnify the Information Agent against certain liabilities, including under the federal securities laws.

     The Purchaser has retained American Stock Transfer & Trust Company to act as the Depositary in connection with the Offer. The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers. Erie Indemnity has agreed to indemnify the Depository against certain liabilities, including under the federal securities laws.
     In addition, EFL will incur its own fees and expenses in connection with the Offer.
     The following is an estimate of the fees and expenses to be incurred by the Purchaser, Erie Indemnity and the Exchange:

SEC Filing Fee	$8,048.24
Financial Advisory Fees and Expenses	700,000.00
Accounting Fees	0.00
Depositary Fees	35,000.00
Information Agent Fees	7,500.00
Legal, Printing and Miscellaneous Fees and Expenses	300,000.00

Total	$1,050,548.24

16. Miscellaneous
     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Purchaser may, however, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of the Shares in such jurisdiction.
     Neither the Purchaser, Erie Indemnity nor the Exchange is aware of any jurisdiction in which the making of the Offer or the acceptance of the Shares in connection therewith would not be in compliance with the laws of such jurisdiction.
     The Purchaser, Erie Indemnity and the Exchange have filed a Tender Offer Statement on Schedule TO with the SEC pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Statement includes within it the information required by the SEC’s Statement on Schedule 13E-3 relating to “going private” transactions. Such Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. in the manner set forth in Section 7, “The Offer — Certain Information Concerning EFL.”
     No person has been authorized to give any information or make any representation on behalf of the Purchaser, Erie Indemnity or the Exchange not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.
ERIE ACQUISITION INC.
April 27, 2006

SCHEDULE A
INFORMATION CONCERNING THE CONTROLLING PERSONS,
DIRECTORS AND EXECUTIVE OFFICERS
OF ERIE INDEMNITY AND THE PURCHASER
     Two trusts established under the laws of Pennsylvania by Erie Indemnity’s founder, H.O. Hirt (the “H.O. Hirt Trusts”), own 83.19% of Erie Indemnity’s Class B common stock, which is the only class of stock that can vote for the election of directors and has the ability to determine the outcome of all other matters that require shareholder approval, except those matters pertaining only to the rights of the holders of Erie Indemnity’s Class A common stock. The corporate trustee of the H.O. Hirt Trusts is Sentinel Trust Company, L.B.A. and the two individual trustees of the H.O. Hirt Trusts are F. William Hirt and Susan Hirt Hagen, who are brother and sister and the children of H.O. Hirt. Jonathan Hirt Hagen, a director of Erie Indemnity and the son of Mrs. Hagen, is a contingent beneficiary of the H.O. Hirt Trusts. Under the provisions of the H.O. Hirt Trusts, the shares of Class B common stock held by the H.O. Hirt Trusts are to be voted as directed by a majority of trustees then in office. The principal business address of Sentinel Trust Company, L.B.A. is 2001 Kirby Drive, Suite 1200, Houston, Texas 77019. The principal business addresses for F. William Hirt and Susan Hirt Hagen are set forth below under “Directors.”
     The persons listed below are the executive officers and/or directors of Erie Indemnity as of the date of this Offer to Purchase. Jeffrey A. Ludrof, who is listed below, is the sole executive officer and director of the Purchaser. The Exchange has no executive officers or directors and the Exchange is managed by Erie Indemnity in its capacity as attorney-in-fact to the Exchange. None of these persons, nor any of the trustees of the H.O. Hirt Trusts, has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any of these persons or the trustees of the H.O. Hirt Trusts been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. The following tables set forth the name, business address, present principal occupation, principal business and address of any corporation or other organization in which the employment or occupation is conducted, and material occupations, positions, offices or employment held within the past five years of each director and executive officer of Erie Indemnity. Each person listed below is a citizen of the United States and, unless otherwise specified, has his or her principal business address at 100 Erie Insurance Place, Erie, Pennsylvania 16530.
     As used in this Schedule A, “Erie Insurance Co.” refers to Erie Insurance Company, “Erie NY” refers to Erie Insurance Company of New York, “Erie P&C” refers to Erie Insurance Property & Casualty Company and “Flagship” refers to Flagship City Insurance Company.

Directors:

			Director
	Age	Principal Occupation	of the
	as of	for Past Five Years and	Company
Name	4/25/06	Positions with Erie Insurance Group	Since

Kaj Ahlmann Six Sigma Ranch, LLC 400 Park St., Suite 2 Stilwell, KS 66219	55	Advisory Board Member, Sapiens International, 2004 to present; Chairman, Danish Re Group, a property and casualty reinsurer, 2002 to 2004; Chairman and Chief Executive Officer, Inreon, internet reinsurance venture, 2001 to 2003; Chairman of the Board, Hampton Re, a life reassurance company, 2001 to 2003; Vice Chairman, E.W. Blanch Holdings, Inc., 1999 to 2001; Director, Erie Indemnity, Erie Insurance Co. and EFL.	2003

John T. Baily	62	Retired since December 31, 2002; President, Swiss Re Capital Partners, 1999 to 2002; Partner, PricewaterhouseCoopers LLP, 1976 to 1999; Director, Erie Indemnity, Erie Insurance Co., EFL, Endurance Specialty Holdings, Ltd., NYMAGIC, Inc. and RLI Corp.	2003

J. Ralph Borneman, Jr. CIC Body-Borneman Associates, Inc. P.O. Box 584 17 E. Philadelphia Avenue Boyertown, PA 19512-1125	67	President, Chief Executive Officer and Chairman of the Board, Body-Borneman Associates, Inc., insurance agency; President, Body-Borneman, Ltd. and Body-Borneman, Inc., insurance agencies, since 1967; Director, Erie Indemnity, EFL, Erie Insurance Co., Erie NY and National Penn Bancshares.	1992

Patricia Garrison-Corbin P.G. Corbin & Company, Inc. Two Commerce Square Suite 3420 2001 Market Street Philadelphia, PA 19103	58	President, P.G. Corbin & Company, Inc., financial advisory services and municipal finance, 1986 to present; President and Chief Executive Officer, P.G. Corbin Asset Management, Inc., fixed income investment management, 1987 to present; Chairman, Delancey Capital Group, LP, equity investment management, 1996 to present; Chairman, P.G. Corbin Group, Inc., investment and financial advisory services, 1996 to present; Director, Erie Indemnity, Erie Insurance Co., EFL and FairPoint Communications, Inc.	2000

			Director
	Age	Principal Occupation	of the
	as of	for Past Five Years and	Company
Name	4/25/06	Positions with Erie Insurance Group	Since

John R. Graham	60	Executive-in-Residence and Professor of Finance, College of Business Administration, Kansas State University, 2000 to present; Chairman of the Board of Directors, President and Chief Executive Officer, Graham Capital Management, Inc., 1997 to present; Owner, Graham Ventures, business consulting and education services, 1970 to present; Chief Executive Officer, Kansas Farm Bureau (“KFB”) Services, Inc., KFB Life Insurance Company, Farm Bureau Mutual Insurance Company, KFB Insurance Company and FB Services Insurance Agency, Inc., 1979 to 1999; Chairman of the Board and Chief Executive Officer, FB Capital Management of Kansas, a registered investment advisor, 1994 to 1999; Director, Erie Indemnity, Erie Insurance Co., EFL and the Tortoise Family of Registered Investment Companies (Tortoise Energy Infrastructure Corporation, Tortoise Energy Capital Corporation, Tortoise North American Energy Corporation and Tortoise Capital Resources Corporation).	2003

Jonathan Hirt Hagen	43	Vice Chairman, Custom Group Industries, machining, manufacturing and fabrication companies, 1999 to present; private investor, 1990 to present; Director, Erie Indemnity, Erie Insurance Co., and EFL.	2005

Susan Hirt Hagen Suite 440 100 State Street Erie, PA 16507	70	Co-Trustee of the H.O. Hirt Trusts since 1967; private investor, 1989 to present; Director, Erie Indemnity, Erie Insurance Co. and EFL.	1980

C. Scott Hartz The Hartz Group Two Bala Plaza, Suite 300 Bala Cynwyd, PA 19004	60	Senior Managing Director, SCIUS Capital Group, LLC, 2002 to present; Chief Executive Officer, Hartz Group, IT and technology consulting, 2002 to present; Chief Executive Officer, PwC Consulting, 1995 to 2002; Director, Erie Indemnity, Erie Insurance Co., EFL and Alien Technologies, Inc.	2003

			Director
	Age	Principal Occupation	of the
	as of	for Past Five Years and	Company
Name	4/25/06	Positions with Erie Insurance Group	Since

F. William Hirt, CPCU	80	Chairman of the Board of Directors of Erie Indemnity, EFL, Erie Insurance Co., Erie P&C and Flagship since September 1993; Chairman of the Board of Directors of Erie NY since April 1994; Chairman of the Executive Committee of Erie Indemnity and EFL since November 1990; Interim President and Chief Executive Officer of Erie Indemnity, EFL, Erie Insurance Co., Erie P&C, Flagship and Erie NY from January 1, 1996 to February 12, 1996; Chairman of the Board of Directors, Chief Executive Officer and Chairman of the Executive Committee of Erie Indemnity, EFL and Erie Insurance Co. for more than five years prior thereto; Co-Trustee of the H.O. Hirt Trusts; Director, Erie Indemnity, EFL, Erie Insurance Co., Erie P&C, Erie NY and Flagship.	1965

Claude C. Lilly, III, Ph.D., CPCU, CLU Belk College of Business Administration UNC Charlotte Friday Building, 3rd Floor, Deans Office 9201 University City Boulevard Charlotte, NC 28223-0001	59	Dean, Belk College of Business Administration, University of North Carolina Charlotte, July 1998 to present; James H. Harris Chair of Risk Management and Insurance, Belk College of Business Administration, University of North Carolina Charlotte, August 1997 to present; Director, Erie Indemnity, Erie Insurance Co., EFL, FairPoint Communications, Inc. and TIAA Trust Bank.	2000

Jeffrey A. Ludrof	46	President and Chief Executive Officer of Erie Indemnity, EFL, Erie Insurance Co., Erie NY, Erie P&C and Flagship since 2002; Executive Vice President - Insurance Operations of Erie Indemnity, Erie Insurance Co., Erie NY, Erie P&C and Flagship from 1999 to 2002; Senior Vice President of Erie Indemnity, Erie Insurance Co., Erie NY, Erie P&C and Flagship from 1994 to 1999; an officer in various capacities from 1989 to 1994; Director of Erie Indemnity, Erie Insurance Co., EFL, Erie NY, Erie P&C and Flagship.	2002

Lucian L. Morrison Lucian Morrison Consultants 2001 Kirby Drive #1300 Houston, TX 77019	69	Independent trustee and consultant in trust, estate, probate and qualified plan matters, 1992 to present.	2006

			Director
	Age	Principal Occupation	of the
	as of	for Past Five Years and	Company
Name	4/25/06	Positions with Erie Insurance Group	Since

Thomas W. Palmer Marshall & Melhorn, LLC Four Seagate Eighth Floor Toledo, OH 43604	58	Managing Partner of the law firm of Marshall & Melhorn, LLC, 1982 to present.	2006

Robert C. Wilburn The Gettysburg National Battlefield Museum Foundation 1575 I St., N.W. Suite 425 Washington, DC 20005	62	President and Chief Executive Officer, Gettysburg National Battlefield Museum Foundation since 2000; Distinguished Service Professor, Carnegie Mellon University 1999 to 2000; Director, Erie Indemnity, EFL and Erie Insurance Co. and Lead Director, Harsco, Inc.	1999
Executive Officers (other than Mr. Ludrof who is listed above):

	Age	Principal Occupation
	as of	for Past Five Years and
Name	4/25/06	Positions with Erie Insurance Group

Jan R. Van Gorder, Esq.	58	Senior Executive Vice President, Secretary and General Counsel of Erie Indemnity, EFL and Erie Insurance Co. since 1990, and of Flagship and Erie P&C since 1992 and 1993, respectively, and of Erie NY since 1994; Senior Vice President, Secretary and General Counsel of Erie Indemnity, EFL and Erie Insurance Co. for more than five years prior thereto; Director, Erie NY, Flagship and Erie P&C.

John J. Brinling, Jr.	58	Executive Vice President of EFL since December 1990. Division Officer 1984—present; Director, Erie NY.

Philip A. Garcia	49	Executive Vice President and Chief Financial Officer since 1997; Senior Vice President and Controller 1993—1997; Director, Erie NY, Flagship and Erie P&C.

Michael J. Krahe	52	Executive Vice President—Human Development and Leadership since January 2003; Senior Vice President 1999—December 2002; Vice President 1994—1999; Director, Erie NY, Flagship and Erie P&C.

	Age	Principal Occupation
	as of	for Past Five Years and
Name	4/25/06	Positions with Erie Insurance Group

Thomas B. Morgan	42	Executive Vice President—Insurance Operations since January 2003; Senior Vice President October 2000—December 2002; Assistant Vice President and Branch Manager 1997—October 2001; Director, Erie NY, Erie P&C and Flagship.

Douglas F. Ziegler	55	Senior Vice President, Treasurer and Chief Investment Officer since 1993; Director, Erie NY, Flagship and Erie P&C.

SCHEDULE B
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
     The following table sets forth the current beneficial ownership of shares of EFL common stock by the Purchaser, Erie Indemnity, the Exchange, the Erie Pension Plan and the directors and executive officers of Erie Indemnity. Jeffrey A. Ludrof, who is listed below, is the sole executive officer and director of the Purchaser.

	Shares of
	Common Stock	Percentage of
Name of Individual	Beneficially	Outstanding
or Identity of Group	Owned(1)(2)	Common Stock(3)

Erie Acquisition Inc. Erie, Pennsylvania	—	—

Erie Insurance Exchange Erie, Pennsylvania	5,055,562	53.50%

Erie Indemnity Company Erie Pennsylvania	2,043,900	21.63%

Erie Insurance Group Pension Plan for Employees Erie Pennsylvania	69,750	—

Directors of Erie Indemnity (4):

Kaj Ahlmann	—	—
John T. Baily	218.34	—
J. Ralph Borneman, Jr.	1,536	—
Patricia Garrison-Corbin	100	—
John R. Graham	—	—
Jonathan Hirt Hagen(5)	300	—
Susan Hirt Hagen(5)	300	—
C. Scott Hartz	—	—
F. William Hirt(6)	26,649	—
Claude C. Lilly, III	—	—
Jeffrey A. Ludrof	100	—
Lucian L. Morrison	—	—
Thomas W. Palmer	—	—
Robert C. Wilburn	500	—

Executive Officers of Erie Indemnity (7):

John J. Brinling, Jr.(8)	1,260	—
Philip A. Garcia	1,275	—
Michael J. Krahe	—	—
Thomas B. Morgan	84	—
Jan R. Van Gorder(9)	75	—
Douglas F. Ziegler	570	—

All Directors and Executive Officers as a Group (20 persons)	32,967.34	—

B-1

(1)	Information furnished by the named persons.

(2)	Under the rules of the SEC, a person is deemed to be the beneficial owner of securities if the person has, or shares, “voting power,” which includes the power to vote, or to direct the voting of, such securities, or “investment power,” which includes the power to dispose, or to direct the disposition, of such securities. Under these rules, more than one person may be deemed to be the beneficial owner of the same securities. Securities beneficially owned also include securities owned jointly, in whole or in part, or individually by the person’s spouse, minor children or other relatives who share the same home. The information set forth in the above table includes all shares of EFL common stock over which the named individuals, individually or together, share voting power or investment power. This table does not reflect shares of EFL common stock as to which beneficial ownership is disclaimed.

(3)	Less than 1% unless otherwise indicated.

(4)	All of the directors of Erie Indemnity, with the exception of Mr. Morrison and Mr. Palmer, are also directors of EFL.

(5)	Jonathan Hirt Hagen and Mrs. Hagen each own 300 shares directly. Jonathan Hirt Hagen, Mrs. Hagen and Thomas B. Hagen, Mrs. Hagen’s husband and Jonathan Hirt Hagen’s father, are limited partners of the Hagen Family Limited Partnership and Thomas B. Hagen is its general partner. As the general partner of the Hagen Family Limited Partnership, Thomas B. Hagen has sole voting power and investment power over the shares owned by the partnership. Jonathan Hirt Hagen and Mrs. Hagen disclaim beneficial ownership of 154,182 shares (1.63%) held by the Hagen Family Limited Partnership and the 300 shares held by Thomas B. Hagen. However, due to these relationships, these 154,482 shares are included as owned by Jonathan Hirt Hagen and Mrs. Hagen solely for purposes of determining the number of shares necessary to satisfy the Minimum Condition.

(6)	Mr. Hirt owns 26,649 shares directly. Mr. Hirt disclaims beneficial ownership of the 26,649 shares owned by his wife, Audrey Hirt. However, the 26,649 shares owned by Audrey Hirt are included as owned by Mr. Hirt solely for purposes of determining the number of shares necessary to satisfy the Minimum Condition.

(7)	Excludes Mr. Ludrof, who is listed under “ Directors.” All of the executive officers of Erie Indemnity, with the exception of Mr. Morgan, are also executive officers of EFL.

(8)	Includes 630 shares held directly by Mr. Brinling, 315 shares held in an Individual Retirement Account for Mr. Brinling and 315 shares held in an Individual Retirement Account for his wife.

(9)	Of this total, 30 shares are held directly by Mr. Van Gorder and each of his three sons owns 15 shares.

B-2

SCHEDULE C
EXCERPTS FROM THE PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988 RELATING TO THE RIGHTS OF
DISSENTING SHAREHOLDERS
Subchapter D — Dissenters Rights
Section 1930 — Dissenters Rights
§ 1571. Application and effect of subchapter.
     (a) General rule. — Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions)) of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, only where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:
     Section 1906(c) (relating to dissenters rights upon special treatment).
     Section 1930 (relating to dissenters rights).
     Section 1931(d) (relating to dissenters rights in share exchanges).
     Section 1932(c) (relating to dissenters rights in asset transfers).
     Section 1952(d) (relating to dissenters rights in division).
     Section 1962(c) (relating to dissenters rights in conversion).
     Section 2104(b) (relating to procedure).
     Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).
     Section 2325(b) (relating to minimum vote requirement).
     Section 2704(c) (relating to dissenters rights upon election).
     Section 2705(d) (relating to dissenters rights upon renewal of election).
     Section 2904(b) (relating to procedure).
     Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).
     Section 7104(b)(3) (relating to procedure).
     (b) Exceptions. —

          (1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:
     (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or
     (ii) held beneficially or of record by more than 2,000 persons.
          (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:
     (i) (Repealed.)
     (ii) Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.
     (iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).
     (c) Grant of optional dissenters rights. — The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.
     (d) Notice of dissenters rights. — Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

          (1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and
          (2) a copy of this subchapter.
     (e) Other statutes. — The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.
     (f) Certain provisions of articles ineffective. — This subchapter may not be relaxed by any provision of the articles.
     (g) Computation of beneficial ownership. — For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.
     (h) Cross references. — See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished), 1763(c) (relating to determination of shareholders of record) and 2512 (relating to dissenters rights procedure).
§ 1572. Definitions.
     The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:
     “Corporation.” The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purpose of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.
     “Dissenter.” A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.
     “Fair value.” The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.
     “Interest.” Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

     “Shareholder.” A shareholder as defined in section 1103 (relating to definitions), or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.
§ 1573. Record and beneficial holders and owners.
     (a) Record holders of shares. — A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.
     (b) Beneficial owners of shares. — A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.
§ 1574. Notice of intention to dissent.
     If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.
§ 1575. Notice to demand payment.
     (a) General rule. — If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

          (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.
          (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.
          (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.
          (4) Be accompanied by a copy of this subchapter.
          (b) Time for receipt of demand for payment. — The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.
§ 1576. Failure to comply with notice to demand payment, etc.
     (a) Effect of failure of shareholder to act. — A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.
     (b) Restriction on uncertificated shares. — If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).
     (c) Rights retained by shareholder. — The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.
§ 1577. Release of restrictions or payment for shares.
     (a) Failure to effectuate corporate action. — Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.
     (b) Renewal of notice to demand payment. — When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.
     (c) Payment of fair value of shares. — Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:
          (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.
          (2) A statement of the corporation’s estimate of the fair value of the shares.
          (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.
     (d) Failure to make payment. — If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.
§ 1578. Estimate by dissenter of fair value of shares.
     (a) General rule. — If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter’s shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.
     (b) Effect of failure to file estimate. — Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.
§ 1579. Valuation proceedings generally.
     (a) General rule. — Within 60 days after the latest of:
          (1) effectuation of the proposed corporate action;
          (2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

          (3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);
          (4) if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.
     (b) Mandatory joinder of dissenters. — All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).
     (c) Jurisdiction of the court. — The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.
     (d) Measure of recovery. — Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.
     (e) Effect of corporation’s failure to file application. — If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation’s estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.
§ 1580. Costs and expenses of valuation proceedings.
     (a) General rule. — The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.
     (b) Assessment of counsel fees and expert fees where lack of good faith appears. — Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.
     (c) Award of fees for benefits to other dissenters. — If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.
§ 1930. Dissenters rights.
     (a) General rule. — If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).
     (b) Plans adopted by directors only. — Except as otherwise provided pursuant to section 1571(c) (relating to grant of optional dissenters rights), Subchapter D of Chapter 15 shall not apply to any of the shares of a corporation that is a party to a merger or consolidation pursuant to section 1924(b)(1)(i) or (4) (relating to adoption by board of directors).
     (c) Cross references. — See sections 1571(b) (relating to exceptions) and 1904 (relating to de facto transaction doctrine abolished).

The Depositary for the Offer is:

By Mail:	By Hand or Overnight Courier:
American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219 By Facsimile Transmission:	American Stock Transfer & Trust Company Attn: Reorganization Department 59 Maiden Lane Concourse Level New York, NY 10038 To Confirm Facsimile Transmissions:
(For Eligible Institutions Only) (718) 234-5001	(718) 921-8317 (For Confirmation Only)
For assistance call (877) 248-6417 or (718) 921-8317
     Questions or requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at the telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
17 State Street, 10th Floor
New York, New York 10004
Banks and Brokers Call: (212) 440-9800
All Others Call Toll Free: (800) 868-1362